Exhibit 10.30

PATENT SALE AGREEMENT

between

EASTMAN KODAK COMPANY

and

INTELLECTUAL VENTURES FUND 83 LLC

dated as of December 18, 2012

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-ii-

No table of contents entries found.

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PATENT SALE AGREEMENT

THIS PATENT SALE AGREEMENT (this “Agreement”) is made as of December 18, 2012, by and between EASTMAN KODAK COMPANY, a New Jersey corporation having its principal place of business at 343 State Street, Rochester, New York 14650 (as debtor-in-possession in the Bankruptcy Cases, “Kodak”), and Intellectual Ventures Fund 83 LLC, a Delaware limited liability company having its principal place of business at 7251 W Lake Mead Blvd, Ste 300, Las Vegas, Nevada 89128 (“Buyer” and, together with Kodak, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, on January 19, 2012 (the “Petition Date”), Kodak and its affiliated debtors-in-possession filed petitions under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (as in effect on the date hereof and as may be amended from time to time, the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), commencing their Chapter 11 bankruptcy cases (the “Bankruptcy Cases”); and

WHEREAS, on July 5, 2012, the Bankruptcy Court entered an order (the “Conditional Sale Order”), among other things, authorizing Kodak and its affiliated debtors-in-possession to sell the Assigned Assets, free and clear of Claims and Interests (except for and subject to “Permitted Encumbrances” as defined in the Conditional Sale Order), subject to the Bankruptcy Court’s entry of the Final Sale Order; and

WHEREAS, on July 30, 2012, the Bankruptcy Court entered an Order Clarifying Conditional Sale Order With Respect to Good Faith Deposits In Connection With The Sale Of Patent Assets (the “Clarifying Order”), among other things, clarifying the bidding and deposit procedures set forth in the Conditional Sale Order; and

WHEREAS, Kodak owns certain Patents that Kodak desires to sell to Buyer and Buyer desires to purchase from Kodak pursuant to Section 363 of the Bankruptcy Code, in accordance with and subject to the terms and conditions of the Conditional Sale Order, the Clarifying Order and the Final Sale Order, and Kodak and Buyer desire to enter into such other agreements as are set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Kodak and certain of the Licensees have entered into certain acknowledgements and agreements with respect to the ITC Proceedings and (ii) Kodak, FlashPoint Technology, Inc. (“FlashPoint”) and the other parties thereto have entered into the FlashPoint Agreements;

WHEREAS, each Reviewing Creditor has notified Kodak and Buyer in writing or by email that (i) it does not object to Kodak (x) executing and delivering this Agreement and each Ancillary Agreement (each in the form presented to such Reviewing Creditor), (y) performing its obligations under this Agreement and under each Ancillary Agreement, or (z) consummating the transactions contemplated under this Agreement in accordance with the terms of this Agreement; and

WHEREAS, Kodak and Buyer acknowledge and agree that the purchase of the Patents by Buyer and the entry by Kodak and Buyer into this Agreement and the performance of the obligations hereunder and the consummation of the transactions described herein by Kodak and Buyer are and have been at arm’s length and in good faith.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. In addition to any other terms defined herein, the following terms will have the following meanings when used in this Agreement:

“Action” means any litigation, action, claim, suit, charge, binding arbitration, or other legal, administrative or judicial proceeding or investigation, including intellectual property litigation (including infringement, indemnification, and declaratory judgment actions).

“Administrative Expense” means an expense of administration in the Bankruptcy Cases of the type described in section 503(b) of the Bankruptcy Code and with the priority described in section 507(a)(2) of the Bankruptcy Code.

“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by, or is under common Control with, such Person at any time during the period for which the determination of affiliation is being made; provided, however, that in each case such Person will be deemed an Affiliate only so long as such Control exists.

“Aggregate Transaction Value” means the sum of the License Fees plus the Closing Amount.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, of ownership of any substantial portion of the Assigned Assets, in a transaction or series of transactions with one or more Third Parties.

“Ancillary Agreements” has the meaning specified in Section 5.7.

“Antitrust Laws” means any antitrust, competition or trade regulatory Laws of any Governmental Entity, including the HSR Act.

“Apple Disputed Patents” has the meaning set forth in the definition of Permitted Encumbrances.

“Assigned Assets” has the meaning set forth in Section 2.1(b).

“Assigned Patents” means

(a) those patents and patent applications listed on Schedule 1.1(a) (all such patents and patent applications, collectively, “Scheduled Patents”);

(b) national (of any country of origin) and regional patents or patent applications (i) to which any of the Scheduled Patents claims priority (directly or indirectly), (ii) for which any of the Scheduled Patents forms a basis for priority (directly or indirectly), (iii) with respect to which a terminal disclaimer has been filed referencing any of the Scheduled Patents; (iv) that are referred to in any terminal disclaimer filed with respect to any of the Scheduled Patents;

(c) reissues, reexaminations, continuations, continuations in part (only with respect to subject matter disclosed in the Scheduled Patents), divisionals, requests for continuing examinations or continuing prosecution applications, or design registrations of any item in any of the foregoing categories (a) and (b);

(d) national (of any country of origin) and regional counterparts of any item in any of the foregoing categories (a) through (c), including certificates of invention, design registrations and utility models; and

(e) all inventions claimed in any of the items in clauses (a) through (d);

(f) all rights provided by treaties or conventions for any item in any of the foregoing categories (a) through (e).

Notwithstanding the foregoing, “Assigned Patents” does not include the patents set forth on Schedule 1.1(g).

“Assigned Royalty Streams” means all rights of Kodak to receive royalties, license fees or other payments accruing or arising after the Closing with respect to (i) the license of Patents by Kodak to Third Parties pursuant to those agreements listed on Schedule 1.1(b), and (ii) any renewal, extension, modification, or amendment of any release, license, immunity, covenant not to assert or similar right granted with respect to an Assigned Patent in a Scheduled Agreement, in the case of each of (i) and (ii) as well as all rights of Kodak to enforce such royalty or license fee obligations; provided, however, that “Assigned Royalty Streams” will not include any royalties, license fees or other payments that accrue or arise (or that may have accrued or arisen) under (i) any such agreements listed on Schedule 1.1(b) to the extent resulting from the licensee’s sales of products or services, or breaches of such agreements related to a licensee’s sales of products or services prior to January 1, 2013 if Closing occurs before December 31, 2012 or prior April 1, 2013 if Closing occurs after December 31, 2012, or (ii) any Scheduled Agreement, other than any such agreement listed on Schedule 1.1(b), that is rejected by Kodak, which Kodak will be free to do at its sole discretion and without incurring any obligation to Buyer or its Designee (if applicable).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Assumption Agreement” has the meaning set forth in Section 3.3(a)(v).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the United States Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the U.S. Bankruptcy Court for the Southern District of New York.

“Bid Account” has the meaning set forth in the Clarifying Order.

“Bidco DC/KISS Patent License Agreement” has the meaning set forth in Section 3.3(a)(vii).

“Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in New York, New York, United States.

“Buyer” has the meaning set forth in the preamble.

“Buyer Confidential Information” has the meaning set forth in Section 5.9(b).

“Buyer Non-Disclosure Agreement” has the meaning set forth in Section 5.2.

“Case Management Procedures” has the meaning set forth in the Conditional Sale Order.

“Claim” has the meaning ascribed to the term “claim” in Section 101(5) of the Bankruptcy Code.

“Clarifying Order” has the meaning set forth in the Recitals.

“Closing” means the consummation of the Transaction.

“Closing Amount” has the meaning set forth in Section 3.1.

“Closing Date” means the date on which the Closing of the Transaction is consummated.

“Common Interest Agreement” means an agreement, in a form to be mutually agreed reasonably and in good faith following the date hereof and prior to the Closing Date, by and among the Parties, to be dated and effective as of the Closing Date, providing for the common interest privilege to attach, to the maximum extent permitted by applicable Law, to any privileged Patent Documents or other privileged documents to be acquired by Buyer and/or Buyer’s Designee (as applicable) pursuant to this Agreement (it being understood that such Common Interest Agreement shall not diminish, terminate or otherwise affect any attorney-client privilege, protection pursuant to the work product doctrine or other privilege or protection of any Party with respect to any such documents).

“Conditional Sale Order” has the meaning set forth in the Recitals.

“Contract” means any written contract, license, lease or other agreement.

“Control” (and all of its correlative meanings) of an entity means ownership or control, direct or indirect, of (a) more than fifty percent (50%) of the then-outstanding shares or securities of such entity (representing the right to vote generally for the election of directors or other managing authority), (b) if such entity does not have outstanding shares or securities (representing the right to vote generally for the election of directors or other managing authority), more than fifty percent (50%) of the then-outstanding ownership interests representing the right to make the decisions for such entity, or (c) the power to appoint a majority of directors or other management authority of such entity or otherwise effectively direct the affairs of the entity, whether by agreement, ownership of shares, securities or equity interests or otherwise.

“Deposit” has the meaning set forth in Section 3.2(a).

“Designee” has the meaning set forth in Section 8.3.

“Designee Confidential Information” has the meaning set forth in Section 5.9(c).

“Designee Non-Disclosure Agreement” has the meaning set forth in Section 5.2.

“DIP Facility” means Kodak’s post-petition debtor-in-possession financing facility provided pursuant to the Debtor-in-Possession Credit Agreement, dated as of January 20, 2012, as it may be amended, supplemented, modified or replaced from time to time.

“Disclosure Schedule” means the disclosure schedule delivered to Buyer by Kodak and dated as of the date of this Agreement, as amended or modified pursuant to Section 8.9.

“Distribution Notice” means the distribution notice substantially in the form attached to the Escrow Agreement as Exhibit 1.3, authorizing the disbursement of the Deposit to Kodak.

“Electronic Data Room” means the BMC Group electronic data site entitled “Komodo”.

“Escrow Account” has the meaning set forth in the Clarifying Order.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and between Kodak, Buyer and The Bank of New York Mellon, attached hereto as Annex II.

“Excluded Expenses” means reasonable and documented out of pocket costs and expenses, including attorneys’ and advisors’ fees and expenses, incurred in complying with or responding to (a) the HSR Act or other national merger control regime; (b) the Exon-Florio Amendment or other similar national security laws and/or (c) a subpoena, civil investigative demand, or other compulsory process, or any request for voluntary production of information, testimony, or documents in lieu of a compulsory process issued by (x) the Federal Trade Commission, Antitrust Division of the Department of Justice, European Commission, or other national competition authority or (y) the Committee on Foreign Investment in the United States or any other national security agency.

“Excluded Liabilities” means any and all liabilities or obligations of Kodak related to the Assigned Assets and any other obligations, liabilities or Interests related to the Assigned Assets for any period prior to Closing, in each case which are not Assumed Liabilities (including those items specifically described in Section 2.2).

“Exon-Florio Amendment” means Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988.

“Expense Adjustment Amount” means (i) the amount, up to Five Million US Dollars ($5,000,000) by which the Expenses are greater than Five Million US Dollars ($5,000,000), or (ii) the amount by which the Expenses are less than Five Million US Dollars ($5,000,000); provided that (x) any amount which is calculated pursuant to clause (i) above shall be deemed to be a negative number, and (y) in no event shall an Expense Adjustment Amount calculated pursuant to clause (i) or (ii) be greater than Five Million US Dollars ($5,000,000).

“Expenses” means all reasonable and documented out of pocket costs and expenses related to attorneys’ fees, court fees, witnesses and experts which, in the aggregate, are in excess of Fifty Thousand US Dollars ($50,000), incurred by Buyer after the date hereof and prior to Closing in connection with a Transaction Challenge, provided that Expenses shall in no event include (i) Excluded Expenses, (ii) fees for Buyer’s advisors other than attorneys’ fees and related disbursements, (iii) expenses to the extent related to any inquiry from, or dispute with, a Tax authority, or (iv) any costs or expenses incurred by (x) any Licensee or its Affiliates, (y) Buyer’s Designee or its Affiliates (if applicable) or (z) Buyer in connection with any agreement by Buyer to reimburse any Licensee, Buyer’s Designee (if applicable) or any other Person.

“Final Order” means any order or judgment which has not been reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

“Final Sale Hearing” has the meaning set forth in the Conditional Sale Order.

“Final Sale Order” means an order of the Bankruptcy Court that includes the express (x) findings of fact set forth in paragraphs O, P, R, Y, FF, II, JJ and KK set forth in the form attached as Annex I hereto and (y) authorizations and orders set forth in paragraphs 4, 8, 10, 13, 14, 23, 25, and 26 set forth in the form attached as Annex I hereto (in the case of each of (x)

and (y), with only those modifications as may be acceptable (a) to Buyer and (b) if the proposed modifications adversely affect Kodak, to Kodak, in each case, in their sole discretion), and which order shall otherwise be substantially in the form attached as Annex I hereto.

“FlashPoint” has the meaning set forth in the Recitals.

“FlashPoint Agreements” means the FlashPoint Settlement Agreement and the FlashPoint Supplemental Settlement Agreement.

“FlashPoint Disputed Patents” means U.S. Patent Nos. 5,493,335, 5,828,406, 6,147,703, 6,292,218, 6,441,854, 6,879,342, 7,210,161, 7,453,605, 7,742,084, 7,936,391, 6,288,743; 6,542,192; and 7,508,444.

“FlashPoint Settlement Agreement” means the Patent Ownership Rights Transfer and Assignment Agreement, dated as of the date hereof, among FlashPoint, Kodak, Buyer and Apple Inc.

“FlashPoint Supplemental Settlement Agreement” means the Stock Transfer and Release Agreement, dated as of the date hereof, between FlashPoint and Kodak.

“FlashPoint Settlement Amount” has the meaning set forth in Section 3.1.

“Funding Commitment” has the meaning set forth in Section 4.2(e)(i).

“Governmental Approvals” has the meaning set forth in Section 5.5(a).

“Governmental Entity” means any state, nation or international body or governmental organization, whether federal, state, county, local or foreign, or multinational, including but not limited to any agency, authority, official or instrumentality of any such government or political subdivision or any court, tribunal or arbitrator(s) of competent jurisdiction or any statutory authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indemnified Parties” has the meaning set forth in Section 8.5.

“Intercompany Contracts” means any Contract, or oral agreement or arrangement, that grants a license, covenant not to sue or other similar right or immunity, in each case with respect to the Assigned Patents, among Kodak or any Affiliate of Kodak, on the one hand, and Kodak or any of its Affiliates, on the other hand, with respect to which no Third Party is a party.

“Interests” means all Liens, encumbrances, easements, encroachments, retentions of title, conditional sale arrangements, restrictive covenants, licenses, rights of first offer, rights of first refusal, options or any other limitations, restrictions, or interests of any kind.

“ITC Proceedings” means the proceedings in the U.S. International Trade Commission captioned Electronic Devices for Capturing and Transmitting Images, and Components Thereof, Inv. No. 337-TA-831 (Feb. 27, 2012) and Mobile Telephones and Wireless Communication Devices Featuring Digital Cameras, and Components Thereof, Inv. No. 337-TA-703 (Feb. 23, 2010).

“Joinder Agreement” has the meaning set forth in Section 8.3.

“Kodak” has the meaning set forth in the preamble.

“Kodak Confidential Information” has the meaning set forth in Section 5.9(a).

“Kodak DC/KISS Grant-Back License Agreement” has the meaning set forth in Section 3.3(a)(iii).

“Kodak Retained Rights” means all rights of Kodak (other than the Assigned Royalty Streams) under (a) all Contracts existing as of the date hereof or entered into after the date hereof through the Closing with the prior written consent of Buyer in accordance with Section 5.3, including (i) all rights of Kodak under such Contracts to collect and retain royalty and license fees with respect to the Assigned Patents and all rights to enforce payment thereof, other than the Assigned Royalty Streams, and (ii) all license rights granted to Kodak under such Contracts other than with respect to the Assigned Patents, and (b) the Kodak DC/KISS Grant-Back License Agreements.

“Kodak’s Knowledge” means the actual knowledge, after due inquiry, of (a) Timothy M. Lynch, in his capacity as Vice President, Chief IP Officer and Deputy General Counsel of Kodak, and (b) for purposes of (i) the definition of “Patent Documents” and (ii) Section 4.1(e)(i) only, Raymond L. Owens, in his capacity as Chief Patent Counsel of Kodak.

“Law” means any applicable law, statute, constitution, treaty, ordinance, rule, regulation, code, order, injunction, judgment or decree or judicial or administrative doctrine promulgated or issued by any Governmental Entity, including the Bankruptcy Code and Bankruptcy Rules.

“License Fee” or “License Fees” has the meaning set forth in Section 5.14.

“Licensee” means each licensee identified on Schedule 3.3(a) to this Agreement and that will become a party to a Bidco DC/KISS Patent License Agreement or a Retained Patents License Agreement pursuant to Section 5.14 of this Agreement.

“Licensee Supplemental NDAs” means the Non-Disclosure Agreements, each entered into as of the date set forth therein, by and between Kodak and each of the Licensees, whereby each such Licensee agrees from and after the Closing to be bound by the terms and conditions of Section 5.9(a) and Section 5.9(d) of this Agreement.

“Lien” means any lien (statutory, contractual, or otherwise), pledge, mortgage, deed of trust, security interest, hypothecation, charge, or similar interest, right, restriction, or limitation.

“Notice of Final Sale Hearing” has the meaning set forth in the Conditional Sale Order.

“Outside Date” has the meaning set forth in Section 7.1(i).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent Assignment Agreement” has the meaning set forth in Section 3.3(a)(i).

“Patent Documents” means, with respect to the Assigned Patents, to the extent available, (a) all letters patent, (b) all assignment agreements, (c) documents and materials evidencing dates of invention, including dates of conception and reduction to practice, (d) prosecution history files for all issued, pending or abandoned Assigned Patents, (e) a current electronic copy of a docketing report for the Assigned Patents accurately setting forth to the best of Kodak’s Knowledge any and all dates relevant to the prosecution or maintenance of the Assigned Patents, including information relating to deadlines, payments and filings for the Assigned Patents, and the names, business, business addresses, business email addresses, and business phone numbers of all prosecution counsel and agents, except for the contact information of any in-house attorney of Kodak (Chalon), which shall not be provided, and (f) claim charts, in each case, in the possession of Kodak or its counsel who have been involved in the prosecution and maintenance of the Assigned Patents. For the avoidance of doubt, Patent Documents shall not include information related exclusively to Taxes.

“Patent Power of Attorney” means documents appointing attorneys for Buyer (and/or its Designee, as applicable) with full power to execute documents and take all other steps solely in connection with (i) effectuating and implementing the assignment of the Assigned Assets to Buyer (and/or Buyer’s Designee, as applicable) pursuant to this Agreement, (ii) perfecting Buyer’s (and/or its Designee’s, as applicable) title in, to and under the Assigned Patents pursuant to such assignment and (iii) as otherwise necessary for related bona fide purposes on a limited, case-by-case basis with the consent of Kodak (not to be unreasonably withheld or delayed), in each of cases (i) through (iii), to the extent required by applicable Law in respect of filings in patent offices of various countries around the world, at or after Closing, including, to the extent required by applicable Law with respect to United States Patents, the power of attorney substantially as set forth in the form at Exhibit F, and similar forms as required for each of the various countries.

“Patents” means all United States and foreign patents and applications therefor and all inventions claimed therein, and all reissues, divisions, renewals, revisions, revivals, reexaminations, extensions, provisional patent applications, continuations, utility models, continuing prosecution applications and continuations-in-part thereof.

“Permitted Encumbrances” means:

(a) the SSO Commitments;

(b) any rights of any Third Party to a Rejected Agreement under section 365(n) of the Bankruptcy Code;

(c) any and all releases, licenses, immunities, covenants not to assert and similar rights of a counter-party under a Scheduled Agreement in respect of any Assigned Patent (including any rights of a counter-party under a Scheduled Agreement in respect of any Assigned Patent that are binding on an assignee of an Assigned Patent as a matter of applicable non-bankruptcy Law), in each case, (x) solely to the extent such releases, licenses, immunities, covenants not to assert and similar rights of a counter-party exist as of Closing or are provided for in a Scheduled Agreement as of Closing, and (y) where such Scheduled Agreement is not rejected by Kodak (provided that if Kodak rejects such Scheduled Agreement at any time, the foregoing clause (b) shall be deemed to apply thereto);

(d) any rights of a licensee of intellectual property comprising the Assigned Patents under any written license agreement entered into after the date hereof through the Closing with prior written consent of Buyer in accordance with Section 5.3;

(e) any other rights and interests set forth in the Final Sale Order that will not be discharged as set forth on Schedule 1.1(c), or that are not dischargeable by the Bankruptcy Court under applicable Law;

(f) any and all Claims and Interests of Apple Inc. with respect to inventorship, ownership of, or other rights with respect to, U.S. Patent Nos. 5,493,335, 5,828,406, 6,147,703, 6,292,218, 6,441,854, 6,879,342, 7,210,161, 7,453,605, 7,742,084 and 7,936,391 (collectively, the “Apple Disputed Patents”); provided that, nothing herein shall be construed as an admission of validity of any of the foregoing Claims and Interests;

(g) all licenses (express or implied) or covenants not to assert with respect to any of the Assigned Patents granted to a Third Party under Product Licenses;

(h) any co-ownership interests in the Assigned Patents set forth on Schedule 1.1(f);

(i) the licenses, releases, covenants and rights of (i) any licensee under any Bidco DC/KISS Patent License Agreement, or (ii) any counter-party under the agreements set forth on Schedule 1.1(h) in respect of the Assigned Patents; and

(j) the rights of any licensee under the Kodak DC/KISS Grant-Back License Agreements.

To the extent that any purported license, sublicense, immunity, covenant not to sue or other similar right to an Assigned Patent granted by or through FlashPoint for Digita Software prior to June 5, 2003 to a FlashPoint Digita Software licensee in accordance with and subject to the terms and conditions of the Technology License Agreement between Kodak and FlashPoint dated March 17, 1997, is determined to be valid, such license, sublicense, immunity, covenant not to sue or other similar right shall be a Permitted Encumbrance. For the avoidance of doubt, “Permitted Encumbrances” shall not include any (i) obligations, liabilities or Interests related to Taxes, or (ii) Intercompany Contracts.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, Governmental Entity, or any other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Product License” means any Contract entered into by, on behalf of or under authority of Kodak or its Affiliates, prior to the Closing, including any click-through or shrink-wrap license, that (a) accompanies the sale, servicing (including support, maintenance and installation), licensing or provision of any product or service by or on behalf of Kodak or its Affiliates, and (b) includes a non-exclusive grant of a license or similar rights (express or implied) under any of the Assigned Patents where such grant is limited to rights in connection with such product or service.

“Rejected Agreement” means any Scheduled Agreement that is rejected by Kodak.

“Releasees” has the meaning set forth in Section 5.15.

“Releasors” has the meaning set forth in Section 5.15.

“Representative” means, as to any Person, the directors, officers, employees, attorneys, accountants, partners, members, agents, consultants, financial advisors and other advisors of such Person.

“Retained Patents License Agreement” has the meaning set forth in Section 3.3(a)(vi).

“Reviewing Creditors” has the meaning set forth in the Bidding Procedures attached as Exhibit I to the Conditional Sale Order but excluding the 1114 Committee (as referenced therein).

“Royalty Assignment Agreement” has the meaning set forth in Section 3.3(a)(iv).

“Sale Notice Parties” has the meaning set forth in the Conditional Sale Order.

“Scheduled Agreements” means the agreements set forth on Schedule 1.1(d).

“Settlement License” has the meaning set forth in Section 5.17.

“SSO Commitments” means the promises, declarations and commitments granted, made or committed, in each case, in writing by Kodak to SSOs concerning any of the Assigned Patents pursuant to the written membership agreements, written by-laws or written policies of SSOs in which Kodak was a participant, in each case solely to the extent that (a) Kodak is required pursuant to such promises, declarations or commitments or applicable non-bankruptcy law to bind the Person to whom Kodak transfers the Assigned Patents to such promises, declarations or commitments, and (b) such promises, declarations or commitments constitute interests in property under applicable U.S. federal bankruptcy Law.

“SSO” means a standards-setting organization.

“Subsidiary” means any Person that is Controlled by a party hereto.

“Successful Bid” has the meaning set forth in the Conditional Sale Order.

“Successful Bidder” has the meaning set forth in the Conditional Sale Order.

“Supplemental Non-Disclosure Agreements” means the Supplemental Agreements, dated as of October 25, 2012, between Kodak and each of Buyer and Buyer’s Designee (as applicable).

“Supplemental Sale Motion” means a supplement to the motion, dated June 11, 2012, seeking entry of the Conditional Sale Order, reasonably satisfactory to Buyer in both form and substance, declaring the Transaction as the Successful Bid and seeking entry of the Final Sale Order.

“Tax” or “Taxes” means federal, state, local, foreign or other tax, duty, levy, import fee, assessment or other Governmental Entity charge, including all income, withholding, excise, sales, use, value added, transfer, stamp, documentary, filing, recordation, property and other similar taxes or governmental fees (excluding fees and charges payable to governmental patent offices, maintenance fees and prosecution costs), however denominated, together with any interest and penalties, additions to tax and additional amounts imposed or assessed with respect thereto.

“Termination Expenses” means Buyer’s reasonable and documented out-of-pocket costs and expenses, including attorneys’ expenses and advisors’ fees and expenses, incurred in connection with Transaction, such amount not to exceed in the aggregate 2% of the Aggregate Transaction Value; provided that such amount shall in no event include (a) fees or expenses of any advisors other than attorneys in excess of One Million Two Hundred Thousand US Dollars ($1,200,000) in the aggregate or (b) any costs or expenses incurred by (i) any Licensee or its Affiliates, (ii) Buyer’s Designee or its Affiliates (if applicable) or (iii) Buyer in connection with any agreement by Buyer to reimburse any Licensee, Buyer’s Designee (if applicable) or any other Person.

“Third Party” means any Person that is not (a) a party hereto or an Affiliate of a party hereto or (b) a successor (including a successor to a debtor under a plan of reorganization for purposes of Section 1145 of the Bankruptcy Code) to a party or a trustee, receiver or administrator of a Debtor or any of its assets or property.

“Third Party Agreement” has the meaning set forth in Section 5.12.

“Third Party Funding” has the meaning set forth in Section 4.2(e)(ii).

“Transaction” means (a) the purchase and sale of the Assigned Assets and the license back to Kodak under the Kodak DC/KISS Grant-Back License Agreements of the Assigned Patents, (b) the execution and delivery of the Bidco DC/KISS Patent License Agreements, (c) the execution and delivery of the Retained Patents License Agreements, and (d) the assumption by Buyer (or its Designee, as applicable) of the Assumed Liabilities, all as contemplated by this Agreement.

“Transaction Challenge” means any Action seeking to investigate, challenge, stay, vacate, reverse, enjoin, prohibit, object to, amend or modify the terms of, or seek damages in respect of, the Transaction, either in whole or in part, other than an Action by (a) Buyer, Buyer’s Designee, FlashPoint, any Licensee or any of their respective Affiliates or (b) Kodak to enforce the terms of this Agreement, the Funding Commitment or otherwise with respect to the Transaction.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transfer Tax” has the meaning set forth in Section 5.8(a).

Section 1.2 Interpretation. The words “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.” References to (a) “Article,” “Schedule” or “Section” are to the respective Articles, Schedules and Sections of this Agreement, and references to “Exhibit” are to the respective Exhibits annexed hereto, (b) a “party” means a party to this Agreement and such party’s successors and permitted assigns and (c) $ or “dollars” refer to United States dollars. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

ASSIGNMENT AND ASSUMPTION

Section 2.1 Assignment.

(a) Assignment of Patents. On the terms and subject to the conditions set forth herein, at Closing, Kodak will assign, convey, sell and transfer to Buyer (and, to the extent Buyer identifies a Designee in accordance with Section 8.3 of this Agreement, such Designee), and Buyer (and its Designee, as applicable) will purchase and accept from Kodak, all of Kodak’s right, title and interest throughout the world in and to the Assigned Patents, including any right that Kodak has (i) to sue for past, present or future infringement, misappropriation or violation of rights relating to the Assigned Patents and to retain any damages and profits due or accrued, and (ii) to collect royalties and other payments under or on account of any of the Assigned Patents, in each case free and clear of all Claims and all Interests except for and subject to the Permitted Encumbrances and the Kodak Retained Rights. In the event that any rights to any of the Assigned Patents have been or are assigned to any of Kodak’s Affiliates, Kodak shall, prior to the Closing, cause each such Affiliate to assign to Kodak all of such Affiliate’s right, title and interest throughout the world in and to such Assigned Patents, including the rights described in the immediately preceding sentence which are related thereto.

(b) Assignment of Royalty Streams. On the terms and subject to the conditions set forth herein, at Closing, Kodak will assign, convey, sell and transfer to Buyer, and Buyer will purchase and accept from Kodak, all of Kodak’s right, title and interest in and to the Assigned Royalty Streams (such right, title, and interest together with the Assigned Patents, the “Assigned Assets”), in each case free and clear of all Claims and all Interests except for and subject to the Permitted Encumbrances and the Kodak Retained Rights. Notwithstanding anything to the contrary in this Agreement, the Assigned Assets do not include, and Kodak shall retain all rights in and to, the Kodak Retained Rights.

(c) Buyer (and its Designee, as applicable) acknowledges that the Assigned Patents are assigned and transferred subject to the SSO Commitments. Buyer (and its Designee, as applicable) hereby commits to respect the SSO Commitments, solely with respect to the Assigned Patents, and solely to the same extent as the SSO Commitments are binding upon Kodak prior to the transfer of the Assigned Patents herein; provided however that nothing herein shall be construed as a commitment or agreement by Buyer (or its Designee, as applicable) or its (or its Designee’s) Affiliates to subject any Patents other than the Assigned Patents to the SSO Commitments. Buyer (and its Designee, as applicable) shall confirm in writing to the U.S. Department of Justice, Antitrust Division, to the extent (i) requested by such Governmental Entity and (ii) required by applicable Law, the existence and scope of Buyer’s (or its Designee’s, as applicable) commitments under this Section 2.1(c).

Section 2.2 Assumption of Obligations and Liabilities. On the terms and subject to the conditions set forth herein, from and after the Closing, Buyer (or its Designee, as applicable) will assume, and following Closing will discharge or perform when due: (a) all liabilities and obligations with respect to all maintenance fees and prosecution costs with the U.S. Patent and Trademark Office and any foreign patent offices related to the Assigned Patents associated with the ownership or exploitation by or through Buyer (or its Designee, as applicable) of the Assigned Assets, or otherwise arising by or through Buyer (or its Designee, as applicable), after the Closing; (b) all liabilities and obligations arising under or relating to Buyer’s or Buyer’s Designee’s (if applicable) or any of their respective Affiliates’ ownership, enforcement or exploitation of the Assigned Assets on or after Closing; (c)(i) the licenses and releases granted, covenants not to assert made, and obligations of Kodak, in each case to any licensee under any Bidco DC/KISS Patent License Agreement, (ii) to the extent that any Permitted Encumbrance represents an obligation to forebear from taking any action, such obligation or (iii) the licenses and releases granted, covenants not to assert made, and obligations of Kodak, in each case to any counter-party to one of the agreements set forth on Schedule 1.1(h) arising under such agreements set forth on Schedule 1.1(h) solely with respect of the Assigned Patents and solely to the extent such licenses and releases granted, covenants made, and obligations exist as of Closing or are provided for in a Scheduled Agreement as of Closing; provided that (x) Buyer (or its Designee, as applicable) shall only assume those releases, licenses, immunities, covenants and obligations that can by their nature only be performed by the owner of the Assigned Patents, (y) Buyer (and its Designee, as applicable) shall not assume any financial or financial reporting covenants or obligations imposed upon Kodak under the agreements set forth on Schedule 1.1(h) and (z) if any expansion, extension or renewal after Closing of, or any grant of additional rights under, such licenses and releases granted, covenants not to assert made, or obligations, in each case, require any consent or agreement of Kodak, Kodak shall decline to provide such consent or agreement where it can do so without violating any such license, release, covenant not to assert or obligation; and provided further that in no event shall Buyer (or its Designee, as applicable) assume any license, release, obligation or covenant with respect to anything (including any Patents) other than with respect to the Assigned Patents; and (d) all liabilities and obligations of Buyer (or its Designee, as applicable) pursuant to Section 5.8 (collectively, the “Assumed Liabilities”). Buyer (and its Designee, as applicable)

will not assume any liability or obligation other than the Assumed Liabilities. Except for the Assumed Liabilities, Kodak and its Affiliates will retain all of their respective liabilities and obligations arising under or relating to (i) Kodak’s or any of its Affiliates’ ownership, enforcement or exploitation of the Assigned Assets prior to the Closing to the extent such liability or obligation is not an Assumed Liability, provided that the foregoing shall not limit Kodak’s obligations under Section 5.4(c), and (ii) any Contract concerning or relating to the Assigned Patents, each of which, for the avoidance of doubt, shall constitute an Excluded Liability. None of Kodak or any of its Affiliates will retain, assume or otherwise be responsible for any liability or obligation to the extent arising under or relating to ownership, enforcement or exploitation of the Assigned Assets from and after Closing. Nothing in this Section 2.2 shall be construed to obligate Buyer (or its Designee, as applicable) to maintain any Assigned Assets, continue the prosecution of any Assigned Patents or continue the prosecution of or enforce any Assigned Patents. At Closing, Buyer will pay to Kodak Three Hundred Ninety-Two Thousand US Dollars ($392,000) by wire transfer of immediately available funds in respect of maintenance fees and prosecution costs that Kodak has paid in respect of the Assigned Patents for any period that ends after the Closing Date, subject to the immediately succeeding sentence. If the Closing occurs on or after February 1, 2013, Buyer (or its Designee, as applicable) will pay to Kodak at Closing such additional amounts corresponding to any additional maintenance fees and prosecution costs paid by Kodak on or after February 1, 2013 in respect of the Assigned Patents.

Section 2.3 No Assignment of Contracts or Kodak Retained Rights. For the avoidance of doubt, Kodak is not assigning (including under section 365 of the Bankruptcy Code or otherwise) hereunder or in any Ancillary Agreement any license agreement or other Contract, or any Kodak Retained Rights.

Section 2.4 Excluded Liabilities. It is expressly understood and agreed that Buyer (and its Designee, as applicable) is not assuming or becoming obligated to pay, perform or otherwise discharge or in any other manner become liable or responsible for any of the Excluded Liabilities. Buyer (and its Designee, as applicable) has no, and from and after the Closing, Buyer (and its Designee, as applicable) shall have no liability with respect to any Excluded Liability as a result of this Agreement. As between Kodak and Buyer (or Buyer’s Designee, as applicable), Kodak shall be responsible for all Excluded Liabilities.

ARTICLE III

PURCHASE PRICE; CLOSING

Section 3.1 Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the Assigned Assets to Buyer (and its Designee, as applicable), at the Closing, Buyer (and its Designee, as applicable) will pay to Kodak cash in an amount equal to Five Hundred and Twenty-Seven Million US Dollars ($527,000,000) less (i) the License Fees, plus (ii) the Expense Adjustment Amount (such amount, the “Closing Amount”); provided, however, that, of the Closing Amount, Buyer shall pay (in lieu of direct payment to Kodak), on behalf of Kodak, Five Million US Dollars ($5,000,000) to FlashPoint to effect the settlement contemplated by the FlashPoint Settlement Agreement (the “FlashPoint Settlement Amount”); provided, further that in no event shall the Aggregate Transaction Value exceed Five Hundred and Thirty-Two Million US Dollars ($532,000,000) or be less than Five Hundred and Twenty-Two Million

US Dollars ($522,000,000); provided, further, that, in the event that an “Alternate Transaction Event” (as defined in the Funding Commitment) occurs, the Aggregate Transaction Value and the aggregate License Fees to be received by Kodak for purposes of Section 6.3(d) will be modified in accordance with Section 2(b) of the Funding Commitment.

Section 3.2 Deposit.

(a) Pursuant to the Clarifying Order, Buyer has previously delivered, or caused to be delivered, to Kodak a good-faith, refundable, cash deposit into the Bid Account in an amount equal to Ten Million US Dollars ($10,000,000) (the “Deposit”). In accordance with the terms of the Clarifying Order, simultaneously with the execution of this Agreement, Kodak shall transfer the Deposit to an Escrow Account which shall be subject to the Escrow Agreement. The Deposit will (y) be credited at the Closing against the Closing Amount and/or any License Fees in respect of those Persons who contributed to the Deposit, or (z) if the Closing has not occurred (i) retained by Kodak pursuant to the terms of the Escrow Agreement, or (ii) returned to Buyer pursuant to the terms of the Escrow Agreement. In the event that Buyer is not named the Successful Bidder, the Deposit shall be returned to Buyer pursuant to the terms of the Clarifying Order.

(b) Until such time as Kodak first becomes entitled to withdraw or be paid the Deposit pursuant to the terms of the Escrow Agreement, the Bid Account and the Deposit shall be deemed not to constitute property, an asset or liability of Kodak, and no lien or security interest therein shall attach and no steps or filings to create or perfect security interests in favor of the lenders or secured parties under the DIP Facility or any other person shall be taken or required.

Section 3.3 Closing; Closing Deliveries. Subject to satisfaction or waiver, as applicable, of all of the conditions set forth in Article VI hereof, Closing will take place at the offices of Kodak’s counsel, Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (or at such other place as the parties may designate in writing) at 9:00 a.m., local time in New York, New York, on the date that is two (2) Business Days following the satisfaction or waiver, as applicable, of all of the conditions set forth in Article VI hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver, as applicable, of such conditions), but no sooner than forty-five (45) consecutive days immediately following the date hereof, unless another time or date, or both, are agreed to in writing by the parties hereto. Unless otherwise agreed by the parties in writing, Closing will be deemed to have occurred at 5:00 p.m. (New York, New York time) on the Closing Date. At Closing the parties will take the following actions or make the following deliveries:

(a) Kodak’s Deliveries. At Closing, Kodak will deliver or cause to be delivered to Buyer (and/or its Designee, as applicable) the following documents:

(i) duly executed general assignments with respect to the Assigned Patents for each of Buyer and Buyer’s Designee (as applicable), in the forms attached as Exhibit I and dated as of the Closing Date (each a “Patent Assignment Agreement”) (it being understood that Kodak will deliver jurisdiction-

specific assignments, suitable for recordation or filing in relevant jurisdictions, following Closing and in accordance with Section 5.4);

(ii) electronic copies of all agreements on Schedule 1.1(b) and Schedule 1.1(d); provided, however, that (i) Kodak may retain copies of such agreements solely for its own record keeping, regulatory, historical, and litigation purposes and (ii) unredacted copies of such agreements shall be delivered only in accordance with the terms of the Supplemental Non-Disclosure Agreements;

(iii) a counterpart of the applicable license agreement for each of Buyer and Buyer’s Designee (as applicable), in the forms attached as Exhibit A and dated as of the Closing Date (each a “Kodak DC/KISS Grant-Back License Agreement”), duly executed by Kodak;

(iv) a counterpart of the applicable assignment agreement for each of Buyer and Buyer’s Designee (as applicable), in the forms attached as Exhibit B and dated as of the Closing Date, delivering and assigning the Assigned Royalty Streams to Buyer (and its Designee, as applicable) (each a “Royalty Assignment Agreement”), duly executed by Kodak;

(v) a counterpart of the applicable assumption agreement for each of Buyer and Buyer’s Designee (as applicable), in the forms attached as Exhibit C and dated as of the Closing Date, pursuant to which Buyer (and its Designee, as applicable) assumes the Assumed Liabilities (each an “Assumption Agreement”), duly executed by Kodak;

(vi) a counterpart of the applicable license agreement for each of the Persons set forth on Schedule 3.3(a) in the forms attached as Exhibit D applicable to such Person (each a “Retained Patents License Agreement”), duly executed by Kodak;

(vii) a counterpart of the applicable license agreement for each of the Persons set forth on Schedule 3.3(a) in the forms attached as Exhibit E applicable to such Person (each a “Bidco DC/KISS Patent License Agreement”), duly executed by Kodak;

(viii) a counterpart to the Common Interest Agreement, duly executed by Kodak;

(ix) a counterpart to the Patent Power of Attorney, in the form attached as Exhibit F and dated as of the Closing Date, duly executed by Kodak (it being understood that Kodak will deliver jurisdiction-specific Patent Powers of Attorney following Closing and in accordance with Section 5.4);

(x) an Internal Revenue Service Form W-9;

(xi) a receipt for the Closing Amount;

(xii) a counterpart of the Distribution Notice, duly executed by Kodak;

(xiii) the officer’s certificate referred to in Section 6.2(a) and (b); and

(xiv) (A) a copy of the Final Sale Order as entered by the Bankruptcy Court, (B) a copy of the docket in the Bankruptcy Cases as of the Closing Date, (C) a copy of the docket in any case related to any appeal from the Final Sale Order as of the Closing Date, and (D) a duly executed and acknowledged certificate from Kodak, in substantially the form set forth as Exhibit G, certifying that each of Kodak’s deliveries pursuant to subsections (A) through (C) of this Section 3.3(a)(xiv) are true and correct as of the Closing Date.

(b) Buyer’s Deliveries. At Closing, Buyer (and Buyer’s Designee, as applicable) will deliver or cause to be delivered to Kodak and, in the case of clause (ii) below, on behalf of Kodak, to FlashPoint:

(i) the Closing Amount (less (x) the applicable portion of the Deposit credited thereto pursuant to Section 3.2(a) and (y) the FlashPoint Settlement Amount), by wire transfer of immediately available funds to the bank account provided at least three (3) days prior to the Closing Date by Kodak to Buyer in writing (or such other method of delivery mutually agreed by Kodak and Buyer), and Kodak will have received all of the same at the Closing;

(ii) the FlashPoint Settlement Amount, by wire transfer of immediately available funds to the bank account provided in the FlashPoint Settlement Agreement (or such other method of delivery mutually agreed by Buyer and FlashPoint), and FlashPoint will have confirmed receipt of such amount by an electronic mailing (effective upon receipt thereof);

(iii) a counterpart of the Kodak DC/KISS Grant-Back License Agreement, duly executed by Buyer (and its Designee, as applicable);

(iv) a counterpart of the Royalty Assignment Agreement, duly executed by Buyer (and its Designee, as applicable);

(v) a counterpart of the Assumption Agreement, duly executed by Buyer (and its Designee, as applicable);

(vi) a counterpart of the applicable Retained Patents License Agreement, duly executed by each of the Persons set forth on Schedule 3.3(a);

(vii) the counterpart of the applicable Bidco DC/KISS Patent License Agreement, duly executed by each of the Persons set forth on Schedule 3.3(a);

(viii) a counterpart to the Common Interest Agreement, duly executed by Buyer (and its Designee, as applicable);

(ix) a counterpart of the Distribution Notice, duly executed by Buyer; and

(x) the officer’s certificate referred to in Section 6.3(a) and (b).

(c) Place of Delivery. Kodak hereby agrees that any counterparts of a Bidco DC/KISS Patent License Agreement or Retained Patents License Agreement will be shipped via certified mail to an address designated by the licensee of such agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Kodak’s Representations and Warranties. Kodak makes the following representations and warranties to Buyer (and Buyer’s Designee, as applicable), which representations and warranties are qualified as to any matters disclosed on or referred to in the Disclosure Schedule (subject to Section 8.9) accompanying this Agreement:

(a) Organization and Power. Kodak is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Kodak has all requisite corporate power and authority to own the Assigned Patents.

(b) Corporate Authorization. Subject to entry of the Final Sale Order, (i) Kodak has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder and (ii) the execution, delivery and performance by Kodak of the Transaction Documents have been duly and validly authorized and no additional corporate authorization or consent is required in connection therewith.

(c) Approvals; Non-Contravention. Except for the filing of the Supplemental Sale Motion with and the entry of the Final Sale Order by the Bankruptcy Court, no consent, approval, waiver, authorization or novation is required to be obtained by Kodak from, and, no notice or filing is required to be given by Kodak to or made by Kodak with, any Person in connection with the execution, delivery and performance by Kodak of the Transaction Documents. Subject to the entry of the Final Sale Order, the execution, delivery and performance by Kodak of the Transaction Documents and the consummation of the Transaction, do not and will not: (i) violate any provision of the articles of incorporation, bylaws or other organizational documents of Kodak, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Kodak under, any Contract to which Kodak is a party or by which any of its assets is bound, or (iii) violate or result in a breach of or constitute a default under any Law to which Kodak is subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, defaults, terminations, cancellations, accelerations or violations that would not reasonably be expected to be material to the completion of the Transaction. Except (a) objections to the Conditional Sale Order that were overruled or withdrawn and reservations of rights contained therein and (b) objections to the entry of the Final Sale Order that have or may be filed with the Bankruptcy Court (and any appeals related to such objections), there are no Actions pending or, to Kodak’s Knowledge, threatened against Kodak in writing which seek to prohibit the consummation of the Transaction.

(d) Binding Effect. This Agreement has been duly executed and delivered by Kodak. This Agreement, when executed and delivered by Buyer, and the other Transaction Documents when executed and delivered at Closing, will, upon the entry of the Final Sale Order, constitute the valid and legally binding obligations of Kodak, enforceable against Kodak in accordance with their respective terms.

(e) Assigned Patents. In each case, except as specifically disclosed in the Electronic Data Room (other than with respect to the first sentence of Section 4.1(e)(i), to which such exception shall not apply) or as otherwise qualified in the following representations and warranties:

(i) Subject to the (i) Permitted Encumbrances, and except as set forth on Schedule 4.1(e)(i), Kodak owns all right, title, and interest to the Assigned Patents, including, without limitation, all right, title, and interest to sue for infringement of the Assigned Patents. Kodak has obtained and properly recorded previously executed assignments for the Assigned Patents as necessary to assign to Kodak all right, title and interest therein in accordance with governing law and regulations in each respective jurisdiction. Except as set forth on Schedule 4.1(e)(i), the Assigned Patents are free and clear of all Interests, except for and subject to the Permitted Encumbrances and the Kodak Retained Rights. Other than as set forth on Schedule 4.1(e)(i) and except for the ITC Proceedings, or any Action pending with or threatened by Buyer, Buyer’s Designee, FlashPoint or the Licensees or any of their respective Affiliates, there are no actions, suits, investigations, claims, or proceedings pending or in progress or, to Kodak’s Knowledge, threatened against Kodak in writing, relating to ownership or title in, or that would otherwise reasonably be expected to be material to Buyer’s (and/or its Designee, as applicable) ownership of, the Assigned Patents. There are no existing contracts, agreements, options, commitments, or rights with, to, or in any Person to acquire title in or to any of the Assigned Patents.

(ii) Except as set forth on Schedule 4.1(e)(ii) and for (A) the Permitted Encumbrances (except for Product Licenses) and (B) the Kodak Retained Rights, (1) no exclusive licenses, promises, declarations or commitments under the Assigned Patent have been granted or retained by Kodak or, to Kodak’s Knowledge, any prior owner or any inventor, and, after Closing, none of Kodak or, to Kodak’s Knowledge, any prior owner or any inventor, will retain any rights or interest in the Assigned Patents; (2) Buyer (and its Designee, as applicable) will not be subject to any covenant not to sue or similar restrictions on its enforcement of the Assigned Patents as a result of any prior transaction related to the Assigned Patents; and (3) none of the Assigned Patents are required to be licensed on royalty free, RAND-Z or other similar royalty-free terms and conditions.

(iii) Except as set forth on Schedule 4.1(e)(iii), the Scheduled Agreements and the Product Licenses constitute all the licenses or covenants not to sue granted by Kodak or its Affiliates with respect to the Assigned Patents. Except as set forth on Schedule 4.1(e)(iii), complete copies (including all waivers, schedules and amendments) of all Scheduled Agreements (except to the extent disclosure of the terms or existence of a Contract is prohibited), have been made available to certain of Buyer’s and its Designee’s representatives in the Electronic Data Room.

(iv) Except as disclosed in Schedule 4.1(e)(iv), Kodak has not been notified in writing that it is in material breach of any Scheduled Agreement where such material breach would reasonably be expected to adversely affect Buyer’s (or its Designee’s, as applicable) rights in or to the Assigned Patents, nor has Kodak been notified in writing within the past six months of the other party’s intention to terminate, amend or modify in any respect any such Scheduled Agreement where such termination, amendment or modification would reasonably be expected to adversely affect Buyer’s (or its Designee’s, as applicable) rights in or to the Assigned Patents.

(v) Except as set forth on Schedule 4.1(e)(v) and except for the ITC Proceedings and any assertion or claim made by Buyer, Buyer’s Designee, FlashPoint or the Licensees or any of their respective Affiliates, there has been no assertion or claim made in writing to Kodak during the past two (2) years preceding the date of this Agreement asserting invalidity, misuse or unenforceability of the Assigned Patents or challenging Kodak’s right to use, right to transfer, or exclusive ownership of the Assigned Patents.

(vi) Except as set forth on Schedule 4.1(e)(vi), each of the registrations for the Assigned Patents is currently in good standing and subsisting. All fees and charges payable to governmental patent offices, maintenance fees, prosecution costs, annuities, and the like due or payable on the Assigned Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future. If any of the Assigned Patents are terminally disclaimed to another Patent as of three (3) Business Days prior to the Closing Date, all Patents subject to such terminal disclaimer will be included in the Assigned Patents, except for those Patents set forth on Schedule 4.1(e)(vi).

(vii) As of the date hereof and as of the Closing, except as set forth on Schedule 4.1(e)(vii) and for the ITC Proceedings, or any Action pending with or threatened by Buyer, Buyer’s Designee, FlashPoint or the Licensees or any of their respective Affiliates, there is no Action pending or threatened in writing before any Governmental Entity against Kodak involving the Assigned Patents.

(viii) All of Kodak’s commitments to SSOs relating to the Assigned Patents are set forth on Schedule 1.1(e), and Kodak has furnished, to the extent in Kodak’s possession, to Buyer (and its Designee, as applicable) all copies of all SSO membership agreements or founder agreements (to the extent Kodak is the founding entity of the SSO) to which Kodak is a party, all by-laws and policies for such SSOs, and all written declarations by Kodak to such SSOs and all agreements between Kodak and such SSOs under which Kodak has granted or waived any rights with respect to the Assigned Patents.

(f) Finders’ Fees. Except for Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Kodak, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Kodak or any Affiliate of Kodak who might be entitled to any fee or commission in connection with the Transaction.

(g) Compliance with Conditional Sale Order. Kodak has complied in all material respects with the Conditional Sale Order.

(h) Tax Ownership. For U.S. federal income tax purposes, each of the Assigned Patents (and, for the avoidance of doubt, with respect to the Assigned Patents set forth on Schedule 1.1(f) (Co-Owned Patents), only the interests in such Assigned Patents that are being assigned hereunder) is (and will be immediately prior to the Closing) owned directly by Kodak.

Section 4.2 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties to Kodak:

(a) Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization. Buyer has full power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution, delivery and performance by Buyer of the Transaction Documents have been duly and validly authorized and no additional authorization or consent is required in connection therewith.

(c) Approvals; Non-Contravention. No consent, approval, waiver, authorization or novation is required to be obtained by Buyer from, and no notice or filing is required to be given by Buyer to or made by Buyer with, any Person in connection with the execution, delivery and performance by Buyer of the Transaction Documents. Buyer has determined: (i) in good faith that the fair market value of the Assigned Assets does not exceed the HSR Act size of transaction threshold as set forth in 15 U.S.C. §18a (a)(2), as adjusted (excluding the value of any assets that Buyer has determined are exempt under the HSR Act); (ii) that the Closing Amount as allocated to the Assigned Assets will not exceed the HSR Act size of transaction threshold as set forth in 15 U.S.C. §18a (a)(2), as adjusted (excluding the value of any assets that Buyer has determined are exempt under the HSR Act); (iii) no notification under the HSR Act is required to be filed by Buyer or Kodak; and (iv) no filings, clearances or approvals are required to be made by Buyer with any other U.S. or foreign Governmental Entity prior to closing the Transaction, other than the entry of the Final Sale Order. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the Transaction, do not and will not: (x) violate any provision of the articles of incorporation, bylaws or other organizational documents of Buyer, (y) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, any Contract to which Buyer is a party or by which any of its assets is bound, or (z) violate or result in a breach of or constitute a default under any Law to which Buyer is subject, other than, in the cases of clauses (y) and (z), conflicts, breaches, defaults, terminations, cancellations, accelerations or violations that would not materially impair or delay Buyer’s ability to perform its obligations hereunder.

(d) Binding Effect. This Agreement has been duly executed and delivered by Buyer. This Agreement, when executed and delivered by Kodak, and the other Transaction Documents when executed and delivered at Closing, will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Funding; Solvency.

(i) Buyer has, without the need to obtain any Third Party debt or equity financing, other than as set forth on Schedule 4.2(e), sufficient funds that are free of Liens or other encumbrances to consummate the Transaction and pay the Closing Amount and any expenses incurred by Buyer in connection with the Transaction, and Buyer otherwise has the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement and the other Transaction Documents. Buyer is not insolvent and will not be rendered insolvent as a result of Closing.

(ii) Buyer has delivered to Kodak a true, complete and correct copy of the commitment letter, dated as of December 18, 2012, between Buyer and the Persons party thereto (such commitment letter, together with the annexes thereto, the “Funding Commitment”), pursuant to which the Persons party thereto have committed, subject to the terms thereof, to fund the cash amounts set forth therein (the “Third Party Funding”).

(iii) The Funding Commitments are (A) a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each of the other parties thereto and (B) enforceable in accordance with its terms against Buyer, and, to the knowledge of Buyer, each of the other parties thereto, in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Funding Commitments have not been amended or modified and the respective obligations and commitments contained in the Funding Commitments have not been withdrawn or rescinded in any respect. The Funding Commitments are in full force and effect.

(iv) To the knowledge of Buyer, there are no conditions precedent or other contingencies related to the funding of the full amount of the Third Party Funding, other than as set forth in or contemplated by the Funding Commitments. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other Persons party thereto, under the Funding Commitments or (y) constitute or result in a failure to satisfy any condition precedent set forth in the Funding Commitments assuming satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2.

(f) Finders’ Fees. Except for Allen & Company, Intellectual Ventures Management, LLC, and RPX Corporation, the fees and expenses of whom will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission in connection with the Transaction.

(g) Good Faith Purchaser. Buyer and, to the knowledge of Buyer, its Designee (if applicable) and each Licensee (i) is a “good faith” purchaser, as such term is used in the Bankruptcy Code and (ii) is entitled to the protections of section 363(m) of the Bankruptcy Code with respect to the Transaction and the FlashPoint Settlement Agreement. Buyer and, to the knowledge of Buyer, Buyer’s Designee (if applicable) and each Licensee has negotiated and entered into this Agreement, the other Transaction Documents and the FlashPoint Settlement Agreement in compliance with section 363(n) of the Bankruptcy Code and in good faith and without collusion or fraud of any kind.

Section 4.3 Buyer Experience. Buyer is experienced and sophisticated with respect to transactions of the type contemplated by the Transaction Documents. In consultation with experienced counsel and advisors of its choice, Buyer has conducted its own independent review and analysis of the Assigned Assets, the Assumed Liabilities, and the rights and obligations it is acquiring and assuming under the Transaction Documents. Buyer acknowledges that it and its Representatives have been permitted such access to the books and records, contracts and other properties related to the Assigned Assets as it required to complete its review, and that it and its Representatives have been provided with an opportunity to meet with the officers and other employees of Kodak, to discuss the conduct of Kodak’s business related to the Assigned Assets.

Section 4.4 No Other Representations or Warranties. Except for the representations and warranties expressly contained in Section 4.1, Section 4.2 and Section 4.3, or, with respect to Buyer’s Designee (as applicable), in the Joinder Agreement, none of Kodak, Buyer, Buyer’s Designee (as applicable) or any other Person makes any other express or implied representation or warranty to the others. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT AS SET FORTH IN SECTION 4.1, THE ASSIGNED PATENTS ARE ASSIGNED, “AS IS,” WITHOUT ANY WARRANTY OF ANY KIND, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL CONDITIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF OR RELATED TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, NOTHING CONTAINED IN THIS AGREEMENT WILL CONSTITUTE A LIMITATION OR WAIVER OF ANY PARTY TO ANY CLAIMS FOR FRAUD. Buyer acknowledges and agrees that Kodak’s representations and warranties contained in Section 4.1(c) insofar as they relate to the HSR Act are being made in reliance upon Buyer’s representations and warranties contained in Section 4.2(c) and Buyer’s Designee’s (as applicable) representations and warranties contained in Section 6(c) of the Joinder Agreement and Kodak shall have no liability for any breach of its representations and warranties contained in the first sentence of Section 4.1(c) to the extent Buyer is in breach of its representations and warranties contained in Section 4.2(c) or Buyer’s Designee (as applicable) is in breach of its representations and warranties contained in Section 6(c) of the Joinder Agreement.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Bankruptcy Court Approval.

(a) Kodak will, (i) within five days following the execution and delivery of this Agreement, file and serve the Supplemental Sale Motion and serve the Notice of Final Sale Hearing, together with the proposed Final Sale Order and a copy of the Transaction Documents and the FlashPoint Agreements (with any redactions as Kodak and Buyer mutually deem appropriate in accordance with Bankruptcy Rule 9018 and the Conditional Sale Order), upon the Sale Notice Parties and any other party requested by Buyer in accordance with the Case Management Procedures at least fourteen (14) days prior to the Final Sale Hearing and (ii) in consultation with Buyer and each Licensee, use its reasonable best efforts to (x) respond to and resolve all timely objections to the entry of the Final Sale Order and (y) obtain entry of the Final Sale Order within thirty (30) days following the filing of the Supplemental Sale Motion. Buyer will use its reasonable best efforts to assist in obtaining entry of the Final Sale Order, including furnishing or filing affidavits or declarations with the Bankruptcy Court for the purpose of obtaining entry of the Final Sale Order. Buyer and Buyer’s Designee (as applicable), shall not, without the prior written consent of Kodak, file, join in, or otherwise support or encourage in any manner whatsoever any motion or other pleading relating to the sale of the Assigned Assets hereunder. In the event that an appeal is taken or a stay pending appeal is requested with respect to the Final Sale Order, Kodak shall promptly notify Buyer of such appeal or stay request and shall promptly provide to Buyer a copy of the related notice(s) or order(s). Kodak, Buyer and Buyer’s Designee, as applicable, shall use their reasonable best efforts to defend any such appeal or stay request.

(b) From and after the date hereof, Kodak shall provide reasonable prior notice (in no event less than two (2) days) before filing any materials with the Bankruptcy Court that relate in any material respect to this Agreement, the Transaction, the Transaction Documents, Buyer, Buyer’s Designee (as applicable), or the Final Sale Order (other than any materials filed in connection with the adversary proceeding captioned Eastman Kodak Co. v. Apple Inc. (In re Eastman Kodak Co.), Adv. Proc. 12-01720 (ALG), (Bankr. S.D.N.Y., filed June 18, 2012)), and shall consult in good faith with Buyer (and its Designee, as applicable, to the extent relating to Buyer’s Designee) regarding the content of such materials and which portions of such material shall be redacted prior to any such filing. Kodak shall not file with the Bankruptcy Court (except under seal) or otherwise make public any unredacted Transaction Documents or the content of any redacted portions of the Transaction Documents without the prior written consent of Buyer (and its Designee, as applicable, to the extent relating to Buyer’s Designee).

Section 5.2 Pre-Closing Access. Prior to Closing, Kodak will, and will cause its Affiliates to, (i) continue to permit Buyer and its Representatives to have access to the materials in the Electronic Data Room on the terms and conditions set forth in the Non-Disclosure Agreement between Kodak and Buyer dated September 16, 2011, as amended or supplemented as of November 29, 2011, June 29, 2012 and October 25, 2012 (together, the “Buyer Non-Disclosure Agreement”), to which agreement and the obligations thereunder Buyer hereby expressly agrees to be bound; and (ii) continue to permit Buyer’s Designee and its Representatives to have access to the materials in the Electronic Data Room on the terms and conditions set forth in the Non-Disclosure Agreement between Kodak and Buyer’s Designee dated July 28, 2012, as supplemented as of October 25, 2012 (together, the “Designee Non-Disclosure Agreement”), to which agreement and the obligations thereunder Buyer’s Designee hereby expressly agrees to be bound.

Section 5.3 Conduct of Business. During the period from the date hereof until the earlier of Closing or the termination of this Agreement in accordance with Article VII, except as expressly provided in this Agreement, or as required by Law, without the consent of Buyer Kodak will not, and will not permit its Subsidiaries to:

(a) sell, transfer or create any Interest upon any Assigned Patents (including by entering into or amending any Contract with respect thereto) or the Assigned Royalty Streams, other than (i) the entry into Product Licenses entered into the ordinary course of business, (ii) the entry into Bidco DC/KISS Patent License Agreements and the Kodak DC/KISS Grant-Back License Agreements, and (iii) any Interests that are discharged at Closing pursuant to the Final Sale Order and that do not adversely affect Kodak’s or Buyer’s (or Buyer’s Designee’s, as applicable) ability to consummate the Transaction (provided that with respect to this clause (iii), Kodak shall use commercially reasonable efforts to consult with Buyer (and Buyer’s Designee, as applicable) prior to selling, transferring or creating any such Interest);

(b) sell, transfer or create any Interest upon any Patent owned or controlled by Kodak or its Subsidiaries, other than the Assigned Patents, if such sale, transfer or Interest would limit or preclude the ability of Kodak to grant the non-exclusive licenses under such Patent under the Retained Patents License Agreements;

(c) enter into any new Contract, or terminate or amend any existing Contract, in a manner that would reduce the amount of, delay or impair the Assigned Royalty Streams or any right of Buyer (or Buyer’s Designee, as applicable) to enforce such obligations after Closing, unless an equitable adjustment is made to the Closing Amount to reflect such reduction, delay or impairment as reasonably agreed by Buyer;

(d) fail to pay any maintenance fees required by, or take any other necessary prosecution or maintenance actions in, the U.S. Patent and Trademark Office and any foreign patent offices by the due date therefor with respect to any of the Assigned Patents; provided, however, that Buyer shall reimburse Kodak for payment of the portion of such fees attributable to the post-Closing period at Closing, and in no event later than the thirtieth (30) day after the Closing, and such reimbursement shall not be deemed a part of the Closing Amount; or

(e) agree in writing, seek authority from the Bankruptcy Court, or fail to use reasonable best efforts to contest the action of any other party to obtain authority from the Bankruptcy Court to take any of the foregoing actions.

Section 5.4 Commercially Reasonable Efforts; Further Assurances.

(a) Each of Kodak and Buyer (and Buyer’s Designee, as applicable) will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transaction and the FlashPoint Settlement Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).

(b) Without further consideration, each of Kodak and Buyer (and Buyer’s Designee, as applicable) will execute and deliver any documents, instruments or conveyances of any kind and take all other actions which may be reasonably necessary or advisable to carry out the intent of this Agreement, the Transaction, the FlashPoint Settlement Agreement and the other transactions contemplated hereby, including the execution and delivery by Kodak (within thirty (30) days following the Closing) of jurisdiction-specific assignments, suitable for recordation in the relevant jurisdiction, of the Assigned Patents and jurisdiction-specific Patent Powers of Attorney. Notwithstanding anything to the contrary in this Agreement, preparation, recordation and registration of any assignment documents evidencing the assignment of the Assigned Patents from Kodak to Buyer (or its Designee, as applicable), and any jurisdiction-specific Patent Powers of Attorney, will be Buyer’s (or its Designee’s, as applicable) responsibility and at its sole cost and expense. Buyer (or its Designee, as applicable) shall provide reasonable written confirmation to any licensee of any Assigned Patent who so requests in writing from Buyer (or its Designee, as applicable) such confirmation within one (1) year after the Closing Date pursuant to a Scheduled Agreement that provides such licensee with the right to receive such confirmation that Buyer’s (or its Designee’s, as applicable) rights in the Assigned Patents are subject to the licenses, covenants not to assert and other rights granted by Kodak under such Assigned Patents to the extent constituting Permitted Encumbrances.

(c) Following the Closing, Kodak will use commercially reasonable efforts to take such actions as Buyer (or its Designee, as applicable) may reasonably request in writing to assist Buyer (or its Designee, as applicable) in enforcing Buyer’s (or its Designee’s, as applicable) rights in any of the Assigned Assets, in each case at Buyer’s (or its Designee’s, as applicable) sole cost and expense, including (i) using commercially reasonable efforts to do all things necessary, proper and advisable to transfer to Buyer (or its Designee, as applicable) control of any Action alleging infringement of the Assigned Assets, including with respect to the Apple Disputed Patents and the FlashPoint Disputed Patents, (ii) being joined as a party to any Action in connection with the enforcement of any of the Assigned Assets if such joinder is necessary under applicable Law to effect such enforcement, (iii) not intentionally hindering Buyer’s (or its Designee’s, as applicable) access to Kodak’s former employees, and (iv) making Kodak’s employees available at reasonable times, upon reasonable notice and for reasonable periods in connection with any Action for the enforcement of any of the Assigned Assets (including to provide testimony as necessary). Buyer (or its Designee, as applicable) shall (x) reimburse Kodak and its employees for all expenses incurred by them in connection with their taking any such action contemplated by this Section 5.4(c), (y) reimburse to Kodak for any employee time spent away from such employee’s ordinary duties at a rate of $300/hour, increased each year starting in 2014 by the U.S. Consumer Price Index for the immediately preceding year and (z) indemnify and hold Kodak (except, in the case of Kodak, with respect to the Excluded Liabilities) and each such employee and former employee harmless from, against and in respect of any and all losses, costs, damages or expenses, including attorneys’ fees, imposed on, sustained by, incurred or suffered by, or asserted against Kodak or any such employee or former employee in any arbitral, judicial or other regulatory action they may become involved in as a result of or in connection with taking any such action contemplated by this Section 5.4(c).

(d) As reasonably requested by Buyer (or Buyer’s Designee, as applicable), Kodak will use commercially reasonable efforts to assist Buyer (and Buyer’s Designee, as applicable), at Buyer’s (or its Designee’s, as applicable) sole cost and expense, (i) in obtaining for Buyer (and Buyer’s Designee, as applicable) from Kodak’s present and former employees who are inventors of any Assigned Patents their signatures on assignments and other forms reasonably required for filing, prosecution and registration of the relevant Assigned Patents with the U.S. Patent and Trademark Office and any foreign patent offices; and (ii) in enforcing for the benefit of Buyer (and Buyer’s Designee, as applicable) any assignment of inventions or similar agreements entered into by employees of Kodak or its Affiliates with respect to the Assigned Patents.

(e) Subject to Section 5.9 and to the extent permitted under applicable Law, as soon as practicable following the Closing, Kodak shall: (i) deliver to Buyer (or Buyer’s Designee, as applicable) or counsel designated by Buyer (or Buyer’s Designee, as applicable) at locations within the United States to be designated by Buyer (or Buyer’s Designee, as applicable) copies (which may be electronic copies) of the Patent Documents existing as of the Closing Date in Kodak’s possession and (ii) instruct all of Kodak’s outside counsel (A) that the ownership of such Assigned Patents and Patent Documents has been assigned to Buyer (or Buyer’s Designee, as applicable) as of the Closing Date, (B) to release to Buyer (or Buyer’s Designee, as applicable) or counsel or agents (where required by law) designated by Buyer (or Buyer’s Designee, as applicable) at locations to be designated by Buyer (or Buyer’s Designee, as applicable) copies (which may be electronic copies) of the Patent Documents existing as of the Closing Date and in such counsel’s possession that is related to the Assigned Patents, and (C) that Buyer (or Buyer’s Designee, as applicable) or counsel or agents (where required by law) designated by Buyer (or Buyer’s Designee, as applicable) may contact such Kodak counsel for coordination relative to further prosecution of the Assigned Patents at Buyer’s (or Buyer’s Designee’s) expense, as applicable. Notwithstanding the foregoing, Kodak may retain copies of any and all materials delivered pursuant to this Section 5.4(e) solely for its own record keeping, regulatory, tax, historical, and litigation purposes.

(f) Notwithstanding anything to the contrary herein, to the extent any obligation of Buyer under this Agreement also is applicable to Buyer’s Designee, such Designee’s obligations shall be applicable only with respect to the Assigned Patents being acquired by such Designee.

Section 5.5 Certain Regulatory Matters.

(a) Neither Kodak nor Buyer (nor Buyer’s Designee, as applicable) will make any filings with or give any notices to any Governmental Entity for the purpose of seeking any authorization, consent, clearance or approval of such Governmental Entity or to clear any waiting or review period of such Governmental Entity in connection with the Transaction unless Kodak and Buyer (and Buyer’s Designee, as applicable) mutually agree. In the event that Kodak and Buyer (and Buyer’s Designee, as applicable) mutually agree to make any such filing or provide any such notice, then promptly thereafter Buyer (and its Designee, as applicable) and Kodak shall each give notice or file or cause their respective Affiliates to give notice or file, and thereafter each shall use its reasonable best efforts to obtain, any authorizations, consents, clearances and approvals of Governmental Entities and to clear any waiting or review periods of any Governmental Entities, in each case required to consummate the Transaction (“Governmental Approvals”), and will cooperate with the other party in making any such notices or filings required to be made by such other party. In connection therewith, Buyer (and its Designee, as applicable) and Kodak shall, and shall cause their respective Affiliates to, use reasonable best efforts to furnish promptly to each appropriate Governmental Entity any additional information requested by such Governmental Entity in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of any waiting period under Antitrust Laws and to obtain any required Governmental Approvals.

(b) Kodak, on the one hand, and Buyer (and its Designee, as applicable), on the other hand, shall subject to applicable Law and except as prohibited by any applicable Governmental Entity: (i) inform the other of, and use reasonable best efforts to include the other in, all conversations, discussions, hearings or other meetings, whether in person or by telephone, that it or its Representatives has with any Governmental Entity with respect to the Transaction, and shall not participate in any of the foregoing without first consulting with the other, (ii) promptly inform the other of any material or written communication from the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding the Transaction and, subject to applicable Law, consult with the other with respect to such communication, and (iii) keep the other reasonably apprised of the status of matters relating to completion of the Transaction, including furnishing to the other copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective Representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members of their respective staffs on the other hand, with respect to the Transaction. Without in any way limiting the foregoing, each such party will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with the analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to or for any Governmental Entity in connection with the Transaction. Each such party shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all information relating to the other and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction; provided that materials may be redacted (x) to remove references concerning the valuation of the Assigned Assets, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transaction, then such party will use reasonable best efforts to make, or cause to be made, as soon as possible, an appropriate response in compliance with such request. This Section 5.5(b) shall not apply with respect to any matter related to the Taxes of one party to the extent that such matter is not reasonably likely to affect the other party.

(c) In furtherance and not in limitation of Section 5.5(a), each party hereto will reasonably cooperate with the other and use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction and to consummate the Transaction in accordance with the terms of this Agreement; provided, however, that (i) in no event shall Buyer (or its Designee, as applicable) be obligated to make any divestiture or disposition of any ownership interest in any material portion of the assets to be acquired by it pursuant hereto, (ii) the obligation of Buyer (and its Designee, as applicable) under this Section 5.5 is limited solely to the Assigned Assets, and does not apply to or require any action with regard to any of the other assets or businesses or contractual relationships of Buyer (and its Designee, as applicable) or any of its Affiliates and (iii) this Section 5.5 does not apply to matters in respect of receiving Bankruptcy Court approval of the Transaction.

(d) In the event any Action by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transaction or this Agreement or seeks damages, an injunction or other similar restraint in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto, including without limitation by defending any lawsuits or other legal proceedings, whether judicial or administrative, that challenge this Agreement or the consummation of the Transaction or any other transaction contemplated hereby, and seeking to have lifted, vacated, or reversed any stay, injunction, temporary restraining order, or other restraint entered by any court or other Governmental Entity.

(e) In the event that Kodak and Buyer and Buyer’s Designee (as applicable) mutually agree to make any filing with or provide any notice to any Governmental Entity, each Party shall have responsibility for its respective fees and costs associated with the preparation of the filings required under antitrust and Transaction control Laws in any other jurisdiction. For all such filings, Buyer and Buyer’s Designee (as applicable) shall pay the administrative filing fees required by Law.

(f) The covenants under this Section 5.5 shall be subject to, and shall not apply to, any action, effort, filing, consent, proceedings, or other activity or matter under any Bankruptcy Rules or the Bankruptcy Code (including the Final Sale Order).

Section 5.6 Intercompany Agreements. On or prior to the Closing, Kodak shall use commercially reasonable efforts to amend, modify or terminate and to cause its Affiliates to amend, modify or terminate any Intercompany Contract, in each case as determined by Kodak, to exclude the Assigned Assets from such Intercompany Contract.

Section 5.7 Ancillary Agreements. Subject to the entry of the Final Sale Order, at Closing and in accordance with Section 5.14, Kodak and Buyer will, or will cause their respective Affiliates (and in the case of Buyer, its Designee and the Licensees) to, as applicable, enter into the Kodak DC/KISS Grant-Back License Agreements, the Royalty Assignment Agreements, the Assumption Agreements, the Patent Assignment Agreements, the Retained

Patents License Agreements and the Bidco DC/KISS Patent License Agreements and such other agreements as agreed to by the parties (each an “Ancillary Agreement” and collectively, the “Ancillary Agreements”). Following Closing, Kodak shall not (i) assign, transfer, amend, modify, reject or terminate any Bidco DC/KISS Patent License Agreement or (ii) reject any Retained Patents License Agreement. For the avoidance of doubt, the entry into any Ancillary Agreement by Kodak or Buyer or Buyer’s Designee (as applicable) will not be deemed a breach of any representation, warranty or covenant of Kodak or Buyer contained in this Agreement, or in the case of Buyer’s Designee (as applicable), the applicable Joinder Agreement.

Section 5.8 Taxes and Other Fees.

(a) Buyer (and its Designee, as applicable) will bear, pay and be solely liable for all federal, state, local, or foreign excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other similar taxes or governmental fees (including fees to record any assignments to Assigned Patents in any jurisdictions) that may be imposed or assessed as a result of the Transaction (including, for the avoidance of doubt, such taxes and governmental fees imposed or assessed on the transfer of the Patent Documents, and excluding any and all taxes, customs and duties which may be levied, assessed or imposed in connection with the Bidco DC/KISS Patent License Agreements or payments required thereunder, which shall be payable as provided thereunder), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Tax” and “Transfer Taxes”). Except in the case of Transfer Taxes required to be collected, remitted or paid by Kodak or any Affiliate, representative or agent thereof (which shall be paid by Buyer (or its Designee, as applicable) to Kodak at least three (3) Business Days prior to their due date, provided that Buyer (or its Designee, as applicable) has received a written notice from Kodak that such Transfer Taxes are due and payable and the due date therefor, and shall be remitted by Kodak to the appropriate taxing authorities), Buyer (or its Designee, as applicable) will timely remit to the appropriate taxing authorities all Transfer Taxes as required by Law to the extent imposed on the payment of the Closing Amount or the Deposit to Kodak, and will provide Kodak with written evidence that such payment was made. Kodak and Buyer (and its Designee, as applicable) will cooperate fully with each other and take all commercially reasonable steps to legitimately obtain a reduction or elimination of, or credit for, any Transfer Taxes arising from the Transaction, including with respect to delivery location.

(b) Each payment made by Buyer (or its Designee, as applicable) to Kodak under this Agreement and the Ancillary Agreements (including the Closing Amount, the License Fees and the Deposit) shall be made without withholding or deduction for any Taxes, unless such withholding or deduction is required by Law. Amounts so withheld or deducted shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to Kodak, except in the case of amounts withheld for Transfer Taxes. Notwithstanding the preceding sentence, if any amount is required to be withheld or deducted by Law, the amount payable or deposited by Buyer or its Designee (as applicable) shall be increased as necessary so that, net of such withholding or deduction, the applicable recipient receives the amount it would have received had no such withholding or deduction been made. Kodak and Buyer (and Buyer’s Designee, as applicable) will cooperate fully with each other and take all commercially reasonable steps to (i) file certificates and other documentation with Taxing authorities, and (ii) provide all information, witnesses, materials, documents and pertinent records requested by the other to enable it to prepare a Tax return or comply with, or contest or litigate an audit of such Tax return or any proposed adjustments thereto. Any obligation by Buyer or its Designee set forth in this Section 5.8(b) is contingent on the accuracy of Kodak’s representation in Section 4.1(h) at the time of Closing.

Section 5.9 Confidentiality.

(a) At all times after Closing, each of Buyer and Buyer’s Designee, as applicable, will, and will cause its Affiliates and Representatives to, (i) treat as confidential and safeguard any and all information, knowledge or data relating to the business of Kodak and its Affiliates that has become or becomes known to each of Buyer, Buyer’s Designee as applicable, or their respective Affiliates or Representatives as a result of the Transaction, the FlashPoint Agreements or Buyer’s, Buyer’s Designee’s (as applicable), or their respective Representatives’ due diligence investigations in connection therewith (such information, knowledge or data, the “Kodak Confidential Information”) and (ii) with respect to all such Kodak Confidential Information, use the same standard of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Kodak Confidential Information as Buyer or Buyer’s Designee, as applicable, uses in the protection of other proprietary information of Buyer or Buyer’s Designee, as applicable; provided, however, that, after Closing, Buyer and Buyer’s Designee, as applicable, will not be bound by the provisions contained in the foregoing clauses (i) or (ii) with respect to information to the extent related to the Assigned Patents. Nothing contained in this Section 5.9(a) will in any way restrict or impair the right of Buyer or Buyer’s Designee, as applicable, to use, disclose or otherwise deal with information which (v) is or becomes a matter of public knowledge through no fault of Buyer or Buyer’s Designee, as applicable, (w) was already in Buyer’s or Buyer’s Designee’s (as applicable) possession at the time of the disclosure of the information to it, and was not acquired, directly or indirectly, under any obligation of confidentiality to Kodak or its Affiliates or to any other Person, (x) is rightfully received by Buyer or Buyer’s Designee, as applicable, from a Person having no duty of confidentiality to Kodak; provided that Buyer or Buyer’s Designee, as applicable, did not know and should not have known after a reasonable inquiry that the source of such information was bound by a confidentiality agreement with respect to such material that prohibited it from furnishing or making available the information to Buyer or Buyer’s Designee, as applicable, on a non-confidential basis, (y) is independently developed by Buyer or Buyer’s Designee, as applicable, without the use of Kodak Confidential Information, or (z) is disclosed to any Tax authority as required by Law. If Buyer or Buyer’s Designee, as applicable, is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Kodak Confidential Information, Buyer or Buyer’s Designee, as applicable, will (i) give Kodak prompt notice of such request so that Kodak may seek an appropriate protective order and (ii) consult with Kodak as to the advisability of taking legally available steps to resist or narrow such a request. Buyer or Buyer’s Designee, as applicable, will cooperate fully with Kodak in obtaining such an order. If in the absence of a protective order Buyer or Buyer’s Designee, as applicable, is nonetheless compelled to disclose Kodak Confidential Information, Kodak agrees that Buyer or Buyer’s Designee, as applicable, may make such disclosure without liability hereunder, provided that Buyer or Buyer’s Designee, as applicable, gives Kodak written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon Kodak’s request, Buyer or Buyer’s Designee, as applicable, uses its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(b) At all times after Closing, Kodak will, and will cause its Affiliates and Representatives to, (i) treat as confidential and safeguard any and all information, knowledge or data relating to (x) the Assigned Patents or (y) the business of Buyer and its Affiliates that has become or becomes known to Kodak or its Affiliates or Representatives as a result of the Transaction, the FlashPoint Settlement Agreement or Kodak’s or its Representatives’ due diligence investigations in connection therewith (such information, knowledge or data relating to clause (y), the “Buyer Confidential Information”) and (ii) with respect to all such Buyer Confidential Information, use the same standard of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Buyer Confidential Information as Kodak uses in the protection of other proprietary information of Kodak. Solely with respect to Kodak’s obligations regarding Buyer Confidential Information, as set forth in the preceding sentence, Kodak will not in any way be restricted or impaired from using, disclosing or otherwise dealing with information which (v) is or becomes a matter of public knowledge through no fault of Kodak, (w) was already in Kodak’s possession at the time of the disclosure of the information to it, and was not acquired, directly or indirectly, under any obligation of confidentiality to Buyer or its Affiliates or to any other Person, (x) is rightfully received by Kodak from a Person having no duty of confidentiality to Buyer; provided that Kodak did not know and should not have known after a reasonable inquiry that the source of such information was bound by a confidentiality agreement with respect to such material that prohibited it from furnishing or making available the information to Kodak on a non-confidential basis, (y) is independently developed by Kodak without the use of Buyer Confidential Information, or (z) with respect to Buyer Confidential Information and the Assigned Patents, is disclosed to any Tax authority as required by Law. If Kodak is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Buyer Confidential Information, Kodak will (i) give Buyer prompt notice of such request so that Buyer may seek an appropriate protective order and (ii) consult with Buyer as to the advisability of taking legally available steps to resist or narrow such a request. Kodak will cooperate fully with Buyer in obtaining such an order. If in the absence of a protective order Kodak is nonetheless compelled to disclose Buyer Confidential Information, Buyer agrees that Kodak may make such disclosure without liability hereunder, provided that Kodak gives Buyer written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon Buyer’s request, Kodak uses its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) At all times after Closing, Kodak will, and will cause its Affiliates and Representatives to, (i) treat as confidential and safeguard any and all information, knowledge or data relating to (x) the Assigned Patents or (y) the business of Designee (as applicable) and its Affiliates that has become or becomes known to Kodak or its Affiliates or Representatives as a result of the Transaction, the FlashPoint Settlement Agreement or Kodak’s or its Representatives’ due diligence investigations in connection therewith (such information, knowledge or data relating to clause (y), the “Designee Confidential Information”) and (ii) with respect to all such Designee Confidential Information, use the same standard of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Designee Confidential Information as Kodak uses in the protection of other proprietary information of Kodak. Solely with respect to Kodak’s obligations regarding Designee Confidential Information, as set forth in the preceding sentence, Kodak will not in any way be restricted or impaired from using, disclosing or otherwise dealing with information which (v) is or becomes a matter of public knowledge through no fault of Kodak, (w) was already in Kodak’s possession at the time of the disclosure of the information to it, and was not acquired, directly or indirectly, under any obligation of confidentiality to Designee (as applicable) or its Affiliates or to any other Person, (x) is rightfully received by Kodak from a Person having no duty of confidentiality to Designee; provided that Kodak did not know and should not have known after a reasonable inquiry that the source of such information was bound by a confidentiality agreement with respect to such material that prohibited it from furnishing or making available the information to Kodak on a non-confidential basis, (y) is independently developed by Kodak without the use of Designee Confidential Information, or (z) with respect to Designee Confidential Information and the Assigned Patents, is disclosed to any Tax authority as required by Law. If Kodak is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Designee Confidential Information, Kodak will (i) give Designee prompt notice of such request so that Designee may seek an appropriate protective order and (ii) consult with Designee as to the advisability of taking legally available steps to resist or narrow such a request. Kodak will cooperate fully with Designee in obtaining such an order. If in the absence of a protective order Kodak is nonetheless compelled to disclose Designee Confidential Information, Designee agrees that Kodak may make such disclosure without liability hereunder, provided that Kodak gives Designee written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon Designee’s request, Kodak uses its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(d) Notwithstanding this Section 5.9 (but subject to the obligations set forth in the final three sentences of Section 5.9(a), Section 5.9(b)) and Section 5.9(c)), nothing contained in this Agreement, the Transaction Documents or the FlashPoint Agreements shall be deemed to prohibit Buyer, Buyer’s Designee (as applicable), Kodak or their respective Affiliates, from disclosing any information as may be required, based on the advice of legal counsel, under the Bankruptcy Code or the Bankruptcy Rules or any legal process before, or any order of, any Governmental Entity.

Section 5.10 Public Disclosure. Subject to the parties’ disclosure obligations imposed by Law, the parties shall (a) cooperate with each other in the development and distribution of all news releases, other public information disclosures and public announcements with respect to this Agreement, or any of the transactions contemplated by this Agreement, the other Transaction Documents and the FlashPoint Settlement Agreement and (b) not issue any such announcement or statement prior to consultation with, and the approval of, the other party (including Buyer’s Designee, as applicable) (such approval not to be unreasonably withheld, conditioned or delayed); provided that approval shall not be required where a party determines, based on advice of counsel and after consultation with the other party (including Buyer’s Designee, as applicable), that such disclosure is required by Law or the rules of any stock exchange on which the securities of such party or any of its Affiliates are listed.

Section 5.11 Non-Solicitation. From the date of this Agreement until the date the Bankruptcy Court enters the Final Sale Order, Buyer shall not, and shall cause its Affiliates not to, without the prior consent of Kodak, either directly or indirectly solicit or entice away or cause to be solicited or enticed away any employee of Kodak involved in the licensing operation or function of Kodak; provided, that nothing in this Section 5.11 shall restrict or preclude the solicitation or employment of any such person (a) resulting from generalized, non-targeted searches for employees by use of bona fide public advertisements in the media (including trade media), (b) resulting from ordinary course hiring practices (including any recruitment efforts conducted by any recruitment agency) that are not targeted specifically at employees engaged in connection with the Assigned Assets or other employees of Kodak associated with the Transaction, or (c) using executive search firms to conduct searches for employees by use of methods that are not targeted specifically at such employees.

Section 5.12 Actions Under Assigned Patents Following Closing. Following Closing, Buyer (and its Designee, as applicable) shall not (a) grant any license or release under any Assigned Patent to any Third Party listed on Section 5.12 of the Disclosure Schedule (or any of such Third Parties’ Affiliates) to the extent any such license or release would (i) grant rights within the scope of the licenses granted by Kodak to such Third Parties (or any of such Third Parties’ Affiliates) or (ii) waive rights, in either case, under the contractual arrangements by and between Kodak and such Third Party (or any of such Third Parties’ Affiliates) listed on Section 5.12 of the Disclosure Schedule (as amended prior to the date hereof, the “Third Party Agreements”), during the applicable term of the respective Third Party Agreement, or (b) waive, release, settle or assign any claim or potential claim under any Third Party Agreement prior to the one year anniversary of the expiration of such Third Party Agreement (and with respect to any such claim under any such Third Party Agreement made prior to such one year anniversary, at any time thereafter). Any license to any Assigned Patents granted by Buyer (or its Designee, as applicable) to any Third Party (or any of such Third Parties’ Affiliates) shall expressly prohibit the grant of such rights or releases to any such Third Party (or any of such Third Parties’ Affiliates) by any such licensee.

Section 5.13 Exclusivity; No Solicitation of Transaction. Kodak represents that, other than with respect to the Transaction and the FlashPoint Agreements, Kodak is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring or other disposition, in each case, with respect to all or any part of the Assigned Assets. From the date hereof until the Closing Date, Kodak shall not, directly or indirectly, (a) solicit or participate in negotiations or discussions regarding any Alternative Transaction, regardless of whether such offer was unsolicited, or furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and Buyer’s Designee (as applicable) and their respective Affiliates) to do or seek to do any of the foregoing, (b) execute an agreement with respect to an Alternative Transaction, (c) seek or support Bankruptcy Court approval of a motion, objection, order or other filing inconsistent in any way with the Transaction or (d) discuss, negotiate or consummate any transaction involving the issuance, redemption, sale or exchange or other disposition of any equity interest in Kodak, other than discussions, negotiations or consummations that would not adversely affect Kodak’s ability to consummate the Transaction.

Section 5.14 Retained Patents and Bidco DC/KISS Patent License Agreements. Simultaneous with the Closing, but immediately prior to the sale, conveyance, transfer, assignment and delivery to Buyer (and its Designee, as applicable) of the Assigned Assets, Kodak shall (a) license the Assigned Patents pursuant to the applicable Bidco DC/KISS Patent License Agreements to each of the respective licensees set forth in each such Bidco DC/KISS Patent License Agreement, and (b) license the Licensed Patents (as defined in the

Retained Patents License Agreement) pursuant to a Retained Patents License Agreement entered into with each such respective licensee, in each case in exchange for the license fee set forth therein (each such fee a “License Fee”, and the aggregate amount of such fees, the “License Fees”).

Section 5.15 Waiver and Release. Effective from and after the Closing, each of Kodak and Buyer (and Buyer’s Designee, as applicable), on behalf of itself and, as applicable, its respective former, current and future equity holders, controlling persons, directors, trustees, officers, employees, estate, Affiliates, representatives, attorneys, advisors, agents, members, managers, general and limited partners, successors and assignees and the successors and assignees of any former, current and future equity holders, controlling persons, directors, trustees, officers, employees, Affiliates, representatives, attorneys, advisors, agents, members, managers, general and limited partners, and the successors and assignees of any of the foregoing (separately and collectively, the “Releasors”) will irrevocably, unconditionally and completely release and forever discharge (a) Kodak (with respect to the release and discharge by Buyer and its Designee) and (b) Buyer and its Designee (with respect to the release and discharge by Kodak) (the released and discharged party and, as applicable, its respective former, current and future equity holders, controlling persons, directors, trustees, officers, employees, estate, Affiliates, representatives, attorneys, advisors, agents, members, managers, general and limited partners, successors and assignees and the successors and assignees of any former, current and future equity holders, controlling persons, directors, trustees, officers, employees, Affiliates, representatives, attorneys, advisors, agents, members, managers, general and limited partners, and the successors and assignees of any of the foregoing, separately and collectively, the “Releasees”) from, and will irrevocably, unconditionally and completely waive and relinquish, any obligations and liabilities of such other Party’s Releasees, and any and all claims, demands, actions, losses, causes of action of whatever kind, known or unknown, that any of the respective Releasors may have had in the past, may now have or may have in the future against the other Party’s Releasees, to the extent arising out of such other Party’s entry into this Agreement or the consummation of the sale and purchase of the Assigned Assets in accordance with the terms of this Agreement. For the avoidance of doubt, this Section 5.15 does not apply to (a) Kodak’s claim regarding any prepetition claims, including those set forth on Schedule 5.15, (b) any breach by (x) Buyer (or Buyer’s Designee, as applicable) or Kodak or their respective Releasees of the Buyer Non-Disclosure Agreement (or Designee Non-Disclosure Agreement, as applicable), the Ancillary Agreements or the covenants contained in this Agreement that survive the Closing or the termination of this Agreement or by any party under the Funding Commitment pursuant to the terms thereof, or (y) Kodak of the Ancillary Agreements or any of its covenants or agreements set forth in Section 5.3.

Section 5.16 Expense Adjustment.

(a) Buyer shall inform Kodak in writing promptly if and when it begins to incur Expenses under this Agreement, and Buyer shall thereafter use its reasonable commercial efforts to inform Kodak in writing promptly of each One Million US Dollars ($1,000,000) of incremental Expenses Buyer incurs, (as determined based on Buyer’s good faith estimates) and, upon the reasonable request of Kodak, to provide Kodak with its estimated allocation of such Expenses.

(b) No later than five (5) days prior to the Closing, Buyer shall deliver to Kodak a written statement setting forth in reasonable detail all Expenses Buyer has incurred, as well as a reasonable estimate of any Expenses likely to be incurred by Buyer from the date on which such written statement is delivered to Kodak until the Closing, such statement to be accompanied by documentation evidencing all amounts actually incurred; provided that Buyer shall, promptly at the Closing, deliver an updated statement setting forth in reasonable detail such Expenses as Buyer has incurred in the interim. Kodak shall have the right to review the detail supporting any statement provided hereunder or any of the related remittances, and for the purposes of verifying the amounts set forth on such statements or remittances, Buyer shall provide to Kodak any supporting documentation reasonably requested by Kodak with respect to any such statement or remittance.

Section 5.17 Grant of Bidco DC/KISS Licenses Following an Alternate Transaction Event. In the event that both an Alternate Transaction Event (as such term is defined in the Funding Commitment) and the Closing occurs, and Kodak brings an Action against the Breaching Participant(s) (as such term is defined in the Funding Commitment) for breaching the Funding Commitment, then Buyer (and Buyer’s Designee, as applicable), hereby agree, during the pendency of such Action, not to grant such Breaching Participant(s) a license, covenant not to assert, release, immunity or similar right to the Assigned Patents unless directed by Kodak as part of a settlement of such Action (such license a “Settlement License”) and, if directed by Kodak, to grant such a Settlement License; provided however (i) any Settlement License must be substantially similar to the Bidco DC/KISS Patent License Agreement that would have been granted to such Breaching Participant(s) hereunder but for their breach of the Funding Commitment (but identical with respect to the scope of the rights granted and the license fee contained in such Bidco DC/KISS Patent License Agreement), (ii) that in the event that any settlement of such Action does not result in a Settlement License, then Buyer (and Buyer’s Designee, as applicable) expressly reserves the right to collect patent infringement damages accruing with respect to the Breaching Participant(s) during the pendency of Action, (iii) this Section 5.17 does not grant or convey any licenses, authorizations or other rights under any patents or patent applications, whether expressly or by implication, estoppel, reliance or otherwise, all of which are expressly disclaimed, to the Breaching Participant(s), and (iv) this Section 5.17 does not release or waive any claims Buyer (and Buyer’s designee, as applicable) may have against the Breaching Participant(s) pursuant to the Funding Commitment.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Condition to the Obligations of Buyer and Kodak. The obligations of Buyer (and Buyer’s Designee, as applicable) and of Kodak to effect Closing are subject to the satisfaction or written waiver at or prior to Closing of each of the following conditions:

(a) Final Sale Order. The Final Sale Order will have been entered by the Bankruptcy Court, and following such entry thereof the Final Sale Order will not have been modified, revised or amended in any respect (except to the extent such modifications, revisions or amendments have been approved by Kodak and Buyer in their sole discretion) and will not be subject to a stay or have been vacated or reversed.

(b) No Order. No Governmental Entity shall have entered any injunction or restraining order or promulgated, enacted or issued any Law after the date of this Agreement prohibiting the consummation of the Transaction.

Section 6.2 Further Conditions to the Obligation of Buyer. The obligation of Buyer (and Buyer’s Designee, as applicable) to effect Closing is subject to the satisfaction or written waiver at or prior to Closing of each of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Kodak contained in Section 4.1 will be true and correct (without giving effect as to “materiality”) (i) when made as of the date of this Agreement and (ii) as of the Closing Date, as if made on and as of the Closing Date (except that in the case of each of clauses (i) and (ii) representations and warranties given as of a specific date need be true only as of such date), in the case of each of clauses (i) and (ii), in all material respects. Kodak will have delivered to Buyer a certificate of an authorized officer of Kodak to the effect that the condition specified in the immediately prior sentence is satisfied.

(b) Covenants. The covenants and agreements of Kodak to be performed prior to Closing will have been duly performed in all material respects. Kodak will have delivered to Buyer a certificate of an authorized officer of Kodak to the effect that the condition specified in the immediately prior sentence is satisfied.

(c) Ancillary Agreements. Kodak will have duly executed and delivered each Ancillary Agreement and each Ancillary Agreement shall be in full force and effect.

(d) Closing Deliveries. The closing deliveries set forth in Section 3.3(a) will have been made.

(e) FlashPoint Settlement. The FlashPoint Settlement Agreement, which resolves FlashPoint’s claims with respect to the Assigned Patents, shall be in full force and effect, and FlashPoint shall have confirmed receipt of the FlashPoint Settlement Amount in accordance with Section 3.3(b)(ii).

Section 6.3 Further Conditions to the Obligation of Kodak. The obligation of Kodak to effect Closing is subject to the satisfaction or written waiver at or prior to Closing of each of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Section 4.2, and of Buyer’s Designee, as applicable, contained in Section 6 of the Joinder Agreement, will be true and correct (without giving effect as to “materiality”) (i) when made as of the date of this Agreement (or with respect to such representations and warranties of Buyer’s Designee, as applicable, as of the date of the Joinder Agreement) and (ii) as of the Closing Date, as if made on and as of the Closing Date (except that in the case of each of clauses (i) and (ii) representations and warranties given as of a specific date need be true only as of such date), in the case of each of clauses (i) and (ii), in all material respects. Buyer and Buyer’s Designee, as applicable, will have delivered to Kodak a certificate of an authorized officer of Buyer and Buyer’s Designee, as applicable, to the effect that the condition specified in the immediately prior sentence is satisfied.

(b) Covenants. The covenants and agreements of Buyer and Buyer’s Designee, as applicable, to be performed prior to Closing will have been duly performed in all material respects. Buyer and Buyer’s Designee, as applicable, will have delivered to Kodak a certificate of an authorized officer of Buyer and Buyer’s Designee, as applicable, to the effect that the condition specified in the immediately prior sentence is satisfied.

(c) Ancillary Agreements. Buyer and Buyer’s Designee, as applicable, will have duly executed and delivered each Ancillary Agreement to which it is a party and each Ancillary Agreement shall be in full force and effect.

(d) Payment. Kodak shall have received in full the Closing Amount and the License Fees including the release of the Deposit in accordance with the terms of the Escrow Agreement, in each case as provided in this Agreement.

(e) Closing Deliveries. The closing deliveries set forth in Section 3.3(b) will have been made.

(f) Additional Closing Deliveries. At Closing, Buyer and Buyer’s Designee, as applicable, will deliver to Kodak such other instruments or documents, in form and substance reasonably acceptable to Kodak, as may be necessary to effect Closing.

(g) FlashPoint Settlement. The FlashPoint Settlement Agreement, which resolves FlashPoint’s claims with respect to the Assigned Patents, shall be in full force and effect, and FlashPoint shall have confirmed receipt of the FlashPoint Settlement Amount in accordance with Section 3.3(b)(ii).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated (in each case in the following clauses (b) – (j), by written notice from the terminating party to the other party) at any time prior to Closing as follows:

(a) by mutual written agreement of Buyer and Kodak;

(b) by either party, at any time prior to the entry of the Final Sale Order, upon or following the date that a Final Order of the Bankruptcy Court or any court with appellate jurisdiction therefrom shall be entered vacating or reversing in any material respect the Conditional Sale Order;

(c) by Buyer, if the Supplemental Sale Motion has not been filed with the Bankruptcy Court within five (5) days of the date hereof and duly noticed in all material respects in accordance with the Bankruptcy Rules and any relevant order of the Bankruptcy Court, provided, that Buyer shall have the right to terminate this Agreement pursuant to this Section 7.1(c) only for so long as the Supplemental Sale Motion has not thereafter been filed with the Bankruptcy Court and duly noticed in all material respects in accordance with the Bankruptcy Rules and any relevant order of the Bankruptcy Court;

(d) by either party, if the Final Sale Order has not been entered by the Bankruptcy Court within forty-five (45) days following the filing of the Supplemental Sale Motion, provided, that either party shall have the right to terminate this Agreement pursuant to this Section 7.1(d) only for so long as the Final Sale Order has not thereafter been entered by the Bankruptcy Court;

(e) by Kodak, if all conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Buyer and Buyer’s Designee, as applicable, (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and Buyer or Buyer’s Designee, as applicable, breaches its obligations under Section 3.3 and fails to consummate the Transaction by the earlier of the fifth (5th) Business Day after the Closing should have occurred pursuant to Section 3.3 and the Outside Date;

(f) by Buyer, if all conditions to Closing set forth in Section 6.1 and Section 6.3 have been satisfied or waived by Kodak (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and Kodak breaches its obligations under Section 3.3 and fails to consummate the Transaction by the earlier of the fifth (5th) Business Day after the Closing should have occurred pursuant to Section 3.3 and the Outside Date;

(g) by Kodak if Buyer or Buyer’s Designee, as applicable, breaches or fails to perform any representation, warranty, covenant or agreement set forth herein or in the Joinder Agreement such that the conditions in Section 6.1 or Section 6.3 are not satisfied and such breach or failure is incurable or is not cured within twenty (20) days after written notice thereof;

(h) by Buyer if Kodak breaches or fails to perform any representation, warranty, covenant or agreement set forth herein such that the conditions set forth in Section 6.1 or Section 6.2 are not satisfied and such breach or failure is incurable or is not cured within twenty (20) days after written notice thereof;

(i) by either party if Closing has not occurred within seventy-five (75) days following the date hereof (the “Outside Date”); provided that the failure of the party seeking to terminate to perform or comply in all material respects with the covenants and agreements of such party under this Agreement shall not have been the cause of, or resulted in, the failure to consummate the Closing by such date;

(j) by either party in the event that any order of any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Transaction shall become a Final Order; or

(k) by Buyer, if any Reviewing Creditor (i) revokes in writing such Reviewing Creditor’s statement of consent or non-objection delivered by such Reviewing Creditor to Buyer simultaneously with the execution of this Agreement for any reason, including (without limitation) any such revocation taken by a Reviewing Creditor in accordance with the exercise of any fiduciary duty or contractual right or (ii) seeks discovery in respect of the Transaction or petitions the Bankruptcy Court (whether in a pleading filed with, or orally at a hearing before, the Bankruptcy Court) or any other court to vacate, void, reverse, enjoin, prohibit or not approve the Transaction or to amend in any material respect the terms of this Agreement or any Ancillary Agreement for any reason, including (without limitation) any such revocation taken by a Reviewing Creditor in accordance with the exercise of any fiduciary duty or contractual right.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement will thereupon become void and have no effect, and no party will have any liability under this Agreement to any other party or, as applicable, their respective former, current and future equity holders, controlling persons, directors, trustees, officers, employees, estate, Affiliates, representatives, attorneys, advisors, agents, members, managers, general and limited partners, successors and assignees and the successors and assignees of any former, current and future equity holders, controlling persons, directors, trustees, officers, employees, Affiliates, representatives, attorneys, advisors, agents, members, managers, general and limited partners, and the successors and assignees of any of the foregoing, except for the obligations of the parties contained in this Section 7.2 and in Section 5.9 (Confidentiality), Section 5.10 (Public Disclosure), Section 8.1 (Notices), Section 8.8 (Expenses), Section 8.10 (Governing Law) and Section 8.16 (Entire Agreement) (and any related definitional provisions set forth in Article I), and except that nothing in this Section 7.2 will relieve any party from liability for any breach of this Agreement that arose prior to or as a result of such termination or any breach of the Funding Commitment. The Buyer Non-Disclosure Agreement and the Designee Non-Disclosure Agreement shall survive any termination of this Agreement and nothing in this Section 7.2 shall relieve Buyer (or Buyer’s Designee, as applicable) or Kodak of their obligations under such Non-Disclosure Agreements (as applicable).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Notices. All notices or other communications given hereunder will be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if delivered by a nationally recognized overnight courier service, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party or if sent by facsimile, sent to the facsimile number set forth below:

If to Kodak:	Eastman Kodak Company
343 State Street
Rochester, New York 14650
Telephone: 585-724-4000
Facsimile: 585-781-9255
Attn: General Counsel

with copies to:	Sullivan & Cromwell LLP
125 Broad Street

New York, New York 10004-2498
Telephone: 212-558-4000
Facsimile: 212-558-3588
Attn: Andrew G. Dietderich
John Evangelakos
Krishna Veeraraghavan

If to Buyer:	Intellectual Ventures Fund 83 LLC
7251 W Lake Mead Blvd., Ste 300
Las Vegas, Nevada 89128
Attn: Executive Vice President

with copies to:	Intellectual Ventures Management
3150 139th Avenue SE, Building 4
Bellevue, WA 98005
Attn: General Counsel
Chief Patent Counsel (IIF2)

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Telephone: 212-848-4000
Facsimile: 646-848-4831
Attn: Samuel A. Waxman
Scott Petepiece

All such notices and other communications will be deemed to have been given and received effective as of (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a nationally recognized, overnight courier service, on the business day following dispatch, or (c) in the case of a facsimile, on the date of transmission if the party sending the facsimile retains electronic confirmation of the accurate transmission thereof.

Section 8.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Kodak, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and, except as otherwise expressly provided herein, not exclusive of any rights or remedies provided by Law.

Section 8.3 Assignment. Neither party may assign or delegate its rights or obligations under this Agreement (whether by operation of Law, change of control, or otherwise), either in whole or in part, without the prior written consent of the other party, except that (a) Buyer may (i) assign, delegate or transfer all or some of its rights or obligations under this Agreement to any of its wholly-owned Subsidiaries, provided that (A) Buyer remains liable jointly and severally with its assignee for all obligations of Buyer under this Agreement and such assignment does not delay or impede the consummation of the Transaction or impair the rights of Kodak under any of the Transaction Documents and (B) such transfer will not increase the amount of Taxes to be incurred by Kodak in connection with the Transaction or reduce the value to Kodak of the Transaction (after taking into account any indemnity obligations of Buyer under Section 5.8) or (ii) designate the party listed on Schedule 8.3 to purchase certain of the Assigned Patents (such party referred to herein as Buyer’s “Designee”), provided that (A) such party agrees in writing to be bound by the terms and conditions hereof applicable to Buyer with respect to such Assigned Patents and the purchase thereof by executing immediately following such designation an agreement in the form attached hereto as Exhibit H (such agreement, the “Joinder Agreement”), (B) such designation occurs immediately after the execution and delivery of this Agreement, (C) following such designation, Buyer will be obligated to purchase a substantial majority of the Assigned Patents and to pay a substantial majority of the sum of the Closing Amount, and (D) the amount to be paid by Buyer’s Designee in License Fees (as provided under Section 5.14) will be greater than the amount it will be required to pay pursuant to this Agreement corresponding to its portion of the sum of the Closing Amount, and (b) Kodak may assign, delegate or transfer any of its rights or obligations under this Agreement to any of its Affiliates or to any purchaser or successor of interest of all or substantially all of the business of Kodak to which the Assigned Patents pertain or pertained or any succeeding entity upon consummation of a plan of reorganization or liquidation pursuant to Chapter 11 of the Bankruptcy Code, in each case provided that such transfer will not increase the amount of Taxes to be incurred by Buyer (or its Designee, as applicable) in connection with the Transaction or reduce the value to Buyer (or its Designee, as applicable) of the Transaction. Any attempted assignment or designation in violation of this Section 8.3 will be void and without effect. Each of Buyer and Buyer’s Designee, as applicable, agrees that it will not assign, pledge or otherwise transfer any Assigned Patents to any Third Party, or designate any Third Party to purchase any Assigned Patents, unless such assignment, pledge, transfer or designation is effected in accordance with the terms of this Agreement and such Third Party expressly agrees to be bound with respect to such Assigned Patents by all obligations of Buyer or Buyer’s Designee, as applicable, hereunder to Kodak that survive the Closing and no such assignment, pledge or transfer will relieve Buyer or Buyer’s Designee, as applicable, of any its obligations under this Agreement. Subject to the foregoing, this Agreement will benefit and bind the parties’ successors and permitted assigns.

Section 8.4 Survival. Except for the covenants and agreements of Kodak set forth in Section 5.3 (it being agreed and understood that Kodak shall not be required to perform or comply with such covenant from and after the Closing), none of the (a) covenants or agreements to be performed by either Kodak or Buyer (or Buyer’s Designee as applicable) prior to the Closing pursuant to this Agreement and (b) representations and warranties of Kodak or Buyer (or Buyer’s Designee if applicable) contained in this Agreement shall survive Closing, and neither Kodak nor Buyer (or Buyer’s Designee if applicable) shall have liability to the other party after Closing for any breach of any such covenant, agreement, representation or warranty. Except as set forth in the immediately preceding sentence, the covenants and agreements of the parties set forth in this Agreement will survive until fully performed or until such performance is expressly waived in writing by the other party. Kodak’s right to indemnification pursuant to Section 5.4(c) and Section 8.5 shall survive indefinitely.

Section 8.5 Indemnification. Effective as of the Closing, Buyer (and Buyer’s Designee, if applicable and solely with respect to the Assigned Patents to be acquired by Designee) agrees to indemnify, defend and hold harmless Kodak, its affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives, advisors and employees, each in their capacity as such (the “Indemnified Parties”) from, against and in respect of any and all losses, costs, damages or expenses, including attorneys’ fees, imposed on, sustained by, incurred or suffered by, or asserted against, any of the Indemnified Parties, whether in respect of third-party claims, claims between Buyer or Buyer’s Designee, as applicable, and Kodak, or otherwise, directly or indirectly arising out of or as a result of (a) the Assumed Liabilities, (b) the use, possession, or ownership of the Assigned Assets following the Closing or (c) any claim brought against Kodak by a counterparty to a Bidco DC/KISS Patent License Agreement (except for (i) any breach by Kodak of the provisions of Section 8.5 of any such Bidco DC/KISS Patent License Agreement, or (ii) any claim of fraud; provided that, if it is determined that any such Indemnified Party is not liable for fraud with respect to such claim, Buyer (and Buyer’s Designee, as applicable), shall pay to the Indemnified Parties promptly all losses, costs, damages and expenses, including attorneys’ fees, imposed on, sustained by, incurred or suffered by, or asserted against, such Indemnified Parties relating to such claim).

Section 8.6 Reliance. Each of Buyer and Buyer’s Designee, as applicable, and Kodak acknowledges that it is a sophisticated party and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and consummating the Transaction. Each of Buyer and Buyer’s Designee, as applicable, and Kodak is dealing with the other on a professional arm’s-length basis and has expertise in assessing tax, legal, jurisdictional, regulatory and other risks associated with entering into this Agreement and consummating the Transaction.

Section 8.7 Remedies; Injunctive Relief; No Recourse.

(a) Damages at law may be an inadequate remedy for the breach by Buyer (or Buyer’s Designee, as applicable) or Kodak of any of its covenants, promises and agreements contained in this Agreement, and, accordingly, each of Buyer (and Buyer’s Designee, as applicable) and Kodak shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights of Buyer (and Buyer’s Designee, as applicable) and Kodak set forth in this Section 8.7(a) shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.

(b) Notwithstanding anything that may be expressed or implied in this Agreement, or any document or instrument delivered in connection herewith, except as set forth under the Funding Commitment, by its acceptance of the benefits of this Agreement, Kodak covenants, agrees and acknowledges that no Person other than Buyer (and Buyer’s Designee, if applicable) has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, under this Agreement and that, notwithstanding that Buyer may be a limited partnership or limited liability company, Kodak has no right of recovery under this Agreement or under any document or instrument delivered as provided in this Agreement (except as may be set forth under the Funding Commitment), and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, trustees, officers, employees, advisors, agents, Affiliates, members, managers, general or limited partners, successors or assignees of Buyer (and Buyer’s Designee, if applicable) or any former, current or future equity holder, controlling person, director, trustee, officer, employee, advisor, agent, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise with respect to each of the foregoing under this Agreement or under any document or instrument delivered as provided in this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 8.7 shall release any License Participant (as defined in the Funding Commitment) of such License Participant’s obligations to pay the amount it is required to pay under the Funding Commitment, including the License Fees under Section 5.14 in accordance with the terms of the Funding Commitment and this Agreement.

(c) EXCEPT IN THE CASE OF FRAUD, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF OR ANY RIGHTS UNDER THE FUNDING COMMITMENT AND EXCEPT FOR ANY LIABILITY OF BUYER PURSUANT TO SECTION 5.8 AND SECTION 8.5, IN NO EVENT SHALL (i) BUYER’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF THE CLOSING AMOUNT, SUCH CLOSING AMOUNT BEING CALCULATED AS IF ALL LICENSE FEES ARE ACTUALLY RECEIVED BY KODAK, (ii) BUYER BE LIABLE IN ANY MANNER WHATSOEVER FOR THE BREACH BY (X) ITS DESIGNEE HEREUNDER OF SUCH DESIGNEE’S OBLIGATIONS HEREUNDER, OR (Y) ANY LICENSE PARTICIPANT (AS DEFINED IN THE FUNDING COMMITMENT) OF SUCH LICENSE PARTICIPANT’S OBLIGATIONS UNDER THE FUNDING COMMITMENT OR UNDER ANY BIDCO DC/KISS PATENT LICENSE AGREEMENT OR RETAINED PATENT LICENSE AGREEMENT, OR (iii) BUYER’S DESIGNEE BE LIABLE IN ANY MANNER WHATSOEVER FOR THE BREACH BY BUYER OF BUYER’S OBLIGATIONS HEREUNDER (EXCEPT FOR ANY LIABILITY PROVIDED FOR UNDER THE FUNDING COMMITMENT). THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

Section 8.8 Expenses.

(a) Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the FlashPoint Agreements will be borne by the party incurring the same.

(b) Notwithstanding the foregoing, if either party terminates this Agreement pursuant to Section 7.1(d), then Kodak shall pay to Buyer an amount equal to the Termination Expenses in same-day funds promptly, and in no event later than twenty (20) Business Days after the earlier of (i) if Buyer is the terminating party, delivery of the written notice of termination required by Section 7.1, such notice to include a written statement setting forth in reasonable detail all Termination Expenses Buyer incurred prior to the date of such termination, and (ii) if

Kodak is the terminating party, Buyer’s delivery of a written statement setting forth in reasonable detail all Termination Expenses incurred prior to the date of such termination; provided Kodak shall have no obligation to pay any amount pursuant to this Section 8.8(b) if prior to such termination, Buyer or Buyer’s Designee (if applicable) is in material breach of its obligations under this Agreement or if any License Participant (as defined in the Funding Commitment) is in material breach of its obligations under the Funding Commitment, in each case (i) for which Kodak provided written notice of such material breach prior to such termination and which material breach was incurable or remained uncured within the earlier of (a) ten (10) days after written notice thereof and (b) such termination, and (ii) which material breach was not caused by a prior material breach by Kodak of its obligations under this Agreement. To the extent Kodak fails to pay any amount of the Termination Expenses if and when Kodak is required to pay such amount under this Section 8.8(b), Buyer shall have an Administrative Expense Claim against Kodak and its bankruptcy estate for such unpaid amount as set forth in the Conditional Sale Order.

(c) Buyer shall use commercially reasonable efforts to inform Kodak in writing promptly of each One Million US Dollars ($1,000,000) of Termination Expenses Buyer incurs (as determined based on Buyer’s good faith estimates) and, upon the reasonable request of Kodak, to provide Kodak with its estimated allocation of such Termination Expenses. Kodak shall have the right to review the detail supporting any statement provided hereunder or any of the related remittances and, for the purposes of verifying the amounts set forth on such statements or remittances, Buyer shall provide to Kodak any supporting documentation reasonably requested by Kodak with respect to any such statement or remittance.

Section 8.9 Schedules. The disclosure of any matter in the Disclosure Schedule referred to in Section 4.1 will be deemed to be a disclosure for any representation or warranty made by Kodak in Section 4.1 to the extent the applicability of such disclosure to such representation or warranty is reasonably apparent. The disclosure of any matter in the Disclosure Schedule will expressly not be deemed to constitute an admission by Kodak, or otherwise to imply, that any such matter is material for the purposes of this Agreement. Prior to Closing, Kodak shall deliver to Buyer and Buyer’s Designee, as applicable, updates to the Disclosure Schedule, if any, containing any additions and changes to the Disclosure Schedule delivered on the date hereof to reflect matters or events which occur after the date hereof and which are required in order for the representations and warranties set forth in Section 4.1 to be correct. The delivery of such updated Disclosure Schedule shall not be deemed a waiver by Buyer or Buyer’s Designee, as applicable, of its closing condition contained in Section 6.2(a) but shall be taken into account in determining the satisfaction of such condition.

Section 8.10 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law, to the extent they would result in application of the Laws of any other jurisdiction. The parties hereby submit to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York and any U.S. federal appellate court therefrom (or, if the United States Bankruptcy Court for the Southern District of New York declines to or may not accept authority or jurisdiction over a particular matter, the United States District Court for the Southern District of New York; or if the United States District Court for the Southern District of New York declines to or may not accept jurisdiction over a particular matter, any state court within New York County of the State of New York) for any actions, suits or proceedings arising out of or relating to this Agreement or the Transaction (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and each party further agrees that service of any process, summons, notice or document by a nationally recognized overnight courier service to its respective address set forth in Section 8.1 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

Section 8.11 No Presumption. The parties agree that this Agreement was negotiated fairly between them at arm’s-length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party on the grounds that such party drafted or was more responsible for drafting the provisions.

Section 8.12 No Set-off, Deduction or Counterclaim. Except as expressly provided in Section 3.2 with respect to the Deposit, every payment payable by either party under this Agreement or under any of the other Transaction Documents shall be made in full without any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges howsoever arising and shall be free and clear of, and without deduction of, or withholding for, any amount which is due and payable to such party by the other party whether under this Agreement or under any of the other Transaction Documents or otherwise.

Section 8.13 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions or of this Agreement as a whole will not be affected; and, in such event, such provision will be deemed revised and interpreted so as best to accomplish the objectives of such provision within the limits of applicable Law.

Section 8.14 Bulk Sales Law. Subject to the entry of the Final Sale Order, each party waives compliance by the other party with any applicable bulk sales Law.

Section 8.15 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to, and shall not, confer upon any Person other than Buyer, Buyer’s Designee, Kodak, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.16 Entire Agreement. This Agreement, together with the Ancillary Agreements, the Buyer Non-Disclosure Agreement (and the Designee Non-Disclosure Agreement, as applicable), the Licensee Supplemental NDAs and the FlashPoint Agreements, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.17 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

Section 8.18 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement. Facsimile signatures or signatures delivered by email in .pdf or similar format will be deemed original signatures for purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

EASTMAN KODAK COMPANY Name: Title:	INTELLECTUAL VENTURES FUND 83 LLC Name: Title: